Exhibit 2.1

STOCK PURCHASE AGREEMENT

FOR THE PURCHASE OF ALL SHARES OF CAPITAL STOCK

OF

EFCO CORPORATION

TABLE OF CONTENTS

ARTICLE 1 - SALE AND PURCHASE OF SHARES		1

ARTICLE 2 - PURCHASE PRICE AND ADJUSTMENT		1
2.1	Purchase Price	1
2.2	Calculation of Estimated Closing Purchase Price for Closing	2
2.3	Payment of Estimated Closing Purchase Price at Closing and Related Payments	2
2.4	Purchase Price Adjustment	2
2.5	Allocation of Purchase Price After Closing	5

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER		5
3.1	Organization and Good Standing	5
3.2	Authority and Authorization; Conflicts	5
3.3	Ownership of Shares	5

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		5
4.1	Organization and Good Standing	5
4.2	Capitalization and No Subsidiary	6
4.3	Authority and Authorization; Conflicts; Consents	6
4.4	Financial Statements and Undisclosed Liabilities	7
4.5	Taxes	8
4.6	Litigation and Orders	9
4.7	Compliance with Law	9
4.8	Contracts	10
4.9	Certain Assets	12
4.10	Certain Accounts	12
4.11	Real Property	12
4.12	Environmental Matters	13
4.13	Intellectual Property	14
4.14	Insurance	16
4.15	Absence of Certain Events	17
4.16	Employee Benefits	18
4.17	Employees and Labor Relations	20
4.18	Certain Business Relationships	22
4.19	Powers of Attorney	22
4.20	Goods and Services Matters	22
4.21	Suppliers and Customers	23
4.22	Company IT Systems	23
4.23	Absence of Certain Business Practices	23
4.24	OFAC and Export Control	24
4.25	Government Contracts	24
4.26	Imports and Exports	25
4.27	Brokers	26

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER		26
5.1	Organization and Good Standing	26
5.2	Authority and Authorization; Conflicts; Consents	26
5.3	Litigation and Orders	26
5.4	Availability of Funds	26
5.5	Securities	26
5.6	Buyer’s Independent Investigation	27
5.7	Brokers	27

ARTICLE 6 - CERTAIN COVENANTS		27
6.1	Certain Actions to Close Transactions	27
6.2	Seller Collateral, Letters of Credit, Bonds and Certain Similar Items	28
6.3	Certain Insurance Matters	29
6.4	Pre-Closing Conduct of Business	30
6.5	Access to Information	32
6.6	Further Assurances	33
6.7	Confidentiality and Publicity	33
6.8	Employee Matters	34
6.9	Exculpation and Indemnification of Directors and Officers	35
6.10	Certain Tax Matters	35
6.11	Intercompany Services	37
6.12	Transition Services	38
6.13	R&W Insurance	38
6.14	Delivery of Items to Property Party; Seller Retention of Separate Items	38
6.15	No Shop	39
6.16	Waiver of Conflicts; Attorney Client Privilege Matters	39
6.17	Noncompetition and Nonsolicitation	39
6.18	Seller Release	41
6.19	Buyer Release	42
6.20	Audit Related Obligations	42

ARTICLE 7 - CLOSING AND CLOSING DELIVERIES		42
7.1	Closing	42
7.2	Closing Deliveries by Seller	43
7.3	Closing Deliveries by Buyer	43
7.4	Termination of Agreement	43
7.5	Effect of Termination	44

ARTICLE 8 - CONDITIONS TO OBLIGATIONS TO CLOSE		44
8.1	Conditions to Obligation of Buyer to Close	44
8.2	Conditions to Obligation of Seller and the Company to Close	46

ARTICLE 9 - INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		46
9.1	Indemnification by Seller	46
9.2	Indemnification by Buyer	47
9.3	Certain Limitations and Other Matters Regarding Claims	47
9.4	Certain Survival Periods	48
9.5	Notice of Claims and Procedures	48
9.6	Mitigation; R&W Insurance	50
9.7	Reduction for Insurance, Taxes and Other Offsets	50
9.8	Knowledge and Investigation	51
9.9	Subrogation	51
9.10	Certain Disclaimers	51

ARTICLE 10 - CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		51
10.1	Notices	51
10.2	Expenses	52
10.3	Interpretation; Construction	52
10.4	Parties in Interest; Third Party Beneficiaries	53
10.5	Governing Law and Waiver of Jury Trial	53
10.6	Entire Agreement; Amendment; Waiver	53
10.7	Assignment; Binding Effect	53

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10.8	Severability; Blue-Pencil	54
10.9	Data Site	54
10.10	Disclosure Schedules	54
10.11	Counterparts	54

ARTICLE 11 - CERTAIN DEFINITIONS		54

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of April 28, 2017, by and among Apogee Enterprises, Inc., a Minnesota corporation (“Buyer”), EFCO Corporation, a Missouri corporation (the “Company”), and Pella Corporation, an Iowa corporation (“Seller”). Section 10.3 contains certain interpretations and constructions. Article 11 contains definitions of certain capitalized terms.

Recitals

A.        Seller owns all of the outstanding shares of the capital stock of the Company (such outstanding shares are the “Shares”).

B.        The Company is engaged in the business of manufacturing, selling, and installing aluminum extrusions, windows, window and curtain walls and storefront and entry systems for non-residential or multi-family structures (the “Business”).

C.        Seller intends to sell to Buyer, and Buyer intends to purchase from Seller, all of the Shares, upon and subject to the terms of this Agreement.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:

ARTICLE 1 - SALE AND PURCHASE OF SHARES

Upon and subject to the terms herein, at Closing: (a) Seller will sell, assign and transfer to Buyer all of the Shares, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally); and (b) Buyer will purchase from Seller all of the Shares.

ARTICLE 2 - PURCHASE PRICE AND ADJUSTMENT

2.1       Purchase Price.    Upon and subject to the terms herein, Buyer will pay to Seller the aggregate amount of $195,000,000, as such amount is adjusted pursuant to the terms herein, including that the Purchase Price automatically will be increased or decreased (as applicable) by the amount that the Closing Purchase Price is increased or decreased, respectively, pursuant to Section 2.4(e) (such amount, as so adjusted, is the “Purchase Price”), as follows:

(a)        At Closing in the manner stated in Section 2.3, Buyer will pay to Seller the amount of $187,500,000 (the “Initial Closing Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as so adjusted, is the “Closing Purchase Price”).

(b)        Additionally, by wire transfer of immediately available funds to the account that Seller designates in writing, (1) on or before the date that is one year after the Closing Date, Buyer will pay to Seller the amount of $2,500,000, (2) on or before the date that is two years after the Closing Date, Buyer will pay to Seller the amount of $2,500,000 and (3) on or before the date that is three years after the Closing Date, Buyer will pay to Seller the amount of $2,500,000. Notwithstanding any other term herein, and without implying any contingency not expressly stated herein for any other payment hereunder, regardless of any dispute that may exist with respect to any of the Parties, Buyer acknowledges and agrees: (A) such payments under this Section 2.1(b) are non-contingent and Buyer will make such payments in full as and when due as stated above; and (B) in furtherance of the foregoing, such payments under this Section 2.1(b) are not subject to any adjustment, offset, set off right or other reduction by or on behalf of Buyer or any of Buyer’s Other Indemnified Persons.

2.2       Calculation of Estimated Closing Purchase Price for Closing.    At least three (3) Business Days prior to Closing, Seller will deliver to Buyer a written statement in reasonable detail (and with reasonable supporting detail) containing Seller’s good faith estimate of (1) Closing Cash, (2) Net Working Capital and (3) the Closing Purchase Price. Such estimate of the Closing Purchase Price, for Closing, will be the sum of (A) Closing Cash plus (B) the amount resulting from the applicable clause (a), (b) or (c) immediately below:

(a)        the Initial Closing Purchase Price plus any amount by which such estimated Net Working Capital exceeds Target Net Working Capital;

(b)        the Initial Closing Purchase Price minus any amount by which such estimated Net Working Capital is less than Target Net Working Capital; or

(c)        the Initial Closing Purchase Price, if such estimated Net Working Capital equals Target Net Working Capital.

The amount of such estimated Closing Purchase Price actually used for Closing is the “Estimated Closing Purchase Price.”

2.3       Payment of Estimated Closing Purchase Price at Closing and Related Payments.  Upon and subject to the terms herein, at Closing, Buyer will pay the Estimated Closing Purchase Price as follows:

(a)        Buyer, on the Company’s behalf, will pay the payoff amount, if any, stated in each Payoff/Release Letter (if any) directly to each applicable third party, as stated in such Payoff/Release Letter (however, Seller will properly identify all Indebtedness of the Company for Closing, and the foregoing will not limit Seller’s obligations with respect to Indebtedness of the Company hereunder);

(b)        Buyer, on the Company’s behalf, will pay all Closing Transaction Expenses, by wire transfer of immediately available funds directly to the accounts that Seller designates in writing on or before the Closing Date, including that the following will occur with respect to any payments to Company employees that are Closing Transaction Expenses that are not paid before Closing: (1) Buyer will deposit with the Company (without duplication) (A) the net amount to be so paid to each such employee, (B) the Tax amount required to be withheld by the Company under Applicable Law in connection with such payments under clause (b)(1)(A) above and (C) the employer’s portion of the Taxes required by Applicable Law in connection with such payments under clause (b)(1)(A) above; and (2) Buyer and the Company will cause such deposited amounts to be promptly paid (but no later than when due) to the applicable employee or Governmental Authority (however, Seller will properly identify all Closing Transaction Expenses for Closing, and the foregoing will not limit Seller’s obligations with respect to Transaction Expenses hereunder); and

(c)        Buyer will pay to Seller, by wire transfer of immediately available funds to the account that Seller designates in writing on or before the Closing Date, the remaining balance (after reducing for the payments in the preceding clauses of this Section 2.3) of the Estimated Closing Purchase Price.

2.4       Purchase Price Adjustment.  Seller and Buyer will cooperate with each other and each other’s representatives in all reasonable respects in connection with the matters in this Article 2, including giving each other and such representatives reasonable access at reasonable times to the applicable personnel, properties, books and records of the Company for such matters. The final determination of Net Working Capital pursuant to this Section 2.4 is “Final Net Working Capital,” and the final determination of Closing Cash pursuant to this Section 2.4 is referred to as “Final Closing Cash.”

(a)        Buyer’s Preparation of the Statement.  Within 90 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Statement”) stating, in reasonable detail (and with reasonable supporting detail), Buyer’s determination of Closing Cash and Net Working Capital.

(b)        Seller’s Response to the Statement.    The Closing Cash and Net Working Capital in the Statement will become final and binding upon the Parties (and become Final Closing Cash and Final Net Working Capital, respectively) (1) 45 days after Buyer gives the Statement to Seller, unless Seller gives written notice, in reasonable detail (and with reasonable supporting detail), of disagreement therewith to Buyer at or before the end of such 45-day period (a “Notice of Disagreement”) or (2) upon Seller notifying Buyer that Seller will not give a Notice of Disagreement. If Seller gives a Notice of Disagreement at or before the end of such 45-day period, then Closing Cash or Net Working Capital or both (as finally determined under the following clause (b)(x) or (b)(y)) will become final and binding on the Parties upon the earlier of (x) the date Seller and Buyer resolve in writing the differences they have with respect to the determination of the Closing Cash or the Net Working Capital or (y) the date such differences are finally resolved in writing by the Arbitrator pursuant to Section 2.4(c).

(c)        Resolving Matters in Disagreement.  During the 30-day period after a Notice of Disagreement is given, Seller and Buyer will attempt to resolve in writing any differences they have regarding the determination of Closing Cash or Net Working Capital. If, at the end of such 30-day period, Seller and Buyer have not reached agreement on all such differences, then either Seller or Buyer may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator will be a regionally or nationally recognized public accounting firm agreed upon by Seller and Buyer in writing; provided that the Arbitrator will not be an accounting firm used by any Party (or any Affiliate of any Party) within the preceding two years for valuation or audit purposes. If Seller and Buyer cannot agree upon an Arbitrator within 20 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four so qualified, potential Arbitrators remaining after Seller nominates three, Buyer nominates three, and Seller and Buyer each eliminates one potential Arbitrator from the other’s nominations (if Seller and Buyer are unable to engage such proposed Arbitrator within a reasonable period thereafter, including if such proposed Arbitrator is unwilling to agree to such engagement, then the forgoing will repeat until an Arbitrator is so engaged). The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Closing Cash or Final Net Working Capital, as applicable, solely based on submissions made by Seller and Buyer that are consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by Seller or Buyer or less than the lesser value for such item claimed by Seller or Buyer.

(d)        Allocation of Fees and Expenses.  The Non-Prevailing Party in such arbitration will pay its own and its Affiliates’ fees and expenses with respect to such arbitration and will also pay a fraction of the fees and expenses of the Arbitrator determined as follows: (A) its numerator will be an amount equal to the difference between the Non-Prevailing Party’s determination of the items in dispute (in the aggregate and as submitted to the Arbitrator) and the Arbitrator’s determination of such items; and (B) its denominator will be an amount equal to the difference between Seller’s and Buyer’s respective determinations of such items (in the aggregate and as submitted to the Arbitrator). The Prevailing Party will pay the remainder of the fees and expenses of the Arbitrator and its own and its Affiliates’ fees and expenses. Notwithstanding the foregoing, if the Arbitrator’s determination of such items in dispute is exactly midway between Seller’s and Buyer’s determination of such items, then Seller and Buyer each will pay (A) one-half of the fees and expenses of the Arbitrator and (B) its own and its Affiliates’ fees and expenses. Seller or Buyer is the “Prevailing Party” if the Arbitrator’s determination of such items is closer to such Party’s determination of such items than it is to the other Party’s determination of such items (in each case in the aggregate and as submitted to the Arbitrator). Seller or Buyer is the “Non-Prevailing Party” if the other is the Prevailing Party.

(e)       Adjustment to Closing Purchase Price Based on Final Closing Cash and Final Net Working Capital.  The Closing Purchase Price will be, and automatically will be adjusted to be, the Initial Closing Purchase Price:

(1)        (A) increased by the amount, if any, by which Final Closing Cash exceeds zero ($0) or (B) decreased by the amount, if any, by which Final Closing Cash is less than zero ($0) (however, if Final Closing Cash equals zero ($0), then the Closing Purchase Price will not be adjusted under this clause (e)(1)); and

(2)        (A) increased by the amount, if any, by which Final Net Working Capital exceeds Target Net Working Capital or (B) decreased by the amount, if any, by which Final Net Working Capital is less than Target Net Working Capital (however, if Final Net Working Capital equals Target Net Working Capital, then the Closing Purchase Price will not be adjusted under this clause (e)(2)).

However, if no such adjustment is required pursuant to such clause (e)(1) and (e)(2) above, or such adjustments exactly offset each other, then the Closing Purchase Price will equal the Initial Closing Purchase Price.

(f)       Reconciliation Payment.    Within five Business Days after both of the Final Closing Cash and the Final Net Working Capital become final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds, without interest):

(1)        if the Estimated Closing Purchase Price (as paid at Closing) is less than the Closing Purchase Price (as adjusted, if at all, under Section 2.4(e)), then Buyer will pay to Seller the amount of such difference;

(2)        if the Estimated Closing Purchase Price (as paid at Closing) exceeds the Closing Purchase Price (as adjusted, if at all, under Section 2.4(e)), then Seller will pay to Buyer the amount of such excess; or

(3)        if the Estimated Closing Purchase Price (as paid at Closing) equals the Closing Purchase Price (as adjusted, if at all, under Section 2.4(e)), then no payment will be made by Seller or Buyer.

(g)       Target Net Working Capital Defined.    “Target Net Working Capital” means the amount of $31,900,000, which will not be subject to adjustment on account of the definition of, or methodologies, adjustments or exceptions with respect to the calculation of, Net Working Capital.

(h)       Closing Cash and Net Working Capital Defined.  “Closing Cash” means Cash, determined as of the Effective Time, and “Cash” means cash, restricted cash, and marketable securities, in each case determined in accordance with GAAP (and, for the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts for which the Company is obligated, but will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company). “Net Working Capital” means an amount equal to (1) current assets of the Company (excluding Cash) minus (2) current liabilities of the Company (excluding Closing Transaction Expenses and any Indebtedness that will be paid at Closing), in each case determined as of the Effective Time and in accordance with the following, in decreasing order of precedence: (A) any methodology, adjustment or exception stated in Exhibit 2.4(h) (such Exhibit, with such methodologies, adjustments or exceptions, is the “Net Working Capital Exhibit”); (B) to the extent not inconsistent with the foregoing, the determination of Target Net Working Capital; (C) to the extent not inconsistent with the foregoing, GAAP; and (D) to the extent not inconsistent with the foregoing the Company’s past practices.

2.5       Allocation of Purchase Price After Closing.      Each Party will allocate the Purchase Price in accordance with Exhibit 2.5. The Parties will, and will cause their respective Affiliates to, make consistent use of such allocation, as adjusted to reflect any, if any, adjustments needed to remain consistent with Final Net Working Capital and the resulting adjustment to the Purchase Price, for all Tax purposes. With respect to such allocation, as so adjusted, each Party will (a) be bound by such allocation, (b) act in accordance with such allocation in the preparation and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto and (c) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows in this Article 3:

3.1       Organization and Good Standing.    Seller is a duly organized and validly existing corporation in good standing under the laws of the State of Iowa. Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification. Seller has full corporate power and authority to own and lease its properties and assets and conduct its business.

3.2       Authority and Authorization; Conflicts.

(a)        Authority and Authorization.  This Agreement and each Transaction Document of Seller or any of its Affiliates (other than the Company) is the legal, valid and binding obligation of Seller and each such applicable Affiliate, enforceable against Seller and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Seller and each such applicable Affiliate has all corporate power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by Seller or such applicable Affiliate and to consummate the transactions contemplated herein and therein.

(b)        Conflicts.  Neither the execution nor delivery by Seller of this Agreement or by Seller or any Affiliate of Seller (other than the Company) of any Transaction Document nor consummation by Seller or any such Affiliate of Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or Liability under any Organizational Document of Seller; or (2) violate any Applicable Law or Order with respect to Seller, except that Seller makes no representation or warranty in this Section or otherwise with respect to any of the Transition Services.

3.3       Ownership of Shares.  Seller has good and valid title to all of the Shares, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally) and, immediately upon Buyer’s purchase of the Shares at Closing, Buyer will hold all outstanding equity interests of the Company, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally and other than any Encumbrance put into effect by Buyer or any of its Affiliates).

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to Buyer as follows in this Article 4:

4.1       Organization and Good Standing.    The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Missouri. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction being listed in Schedule 4.1, except as will not and is not reasonably be expected to have a material and adverse effect on the Company. The Company conducts no business outside of the United States. The Company has full corporate power and authority to own and lease its properties and assets and conduct its business. The Company has delivered to Buyer a true, correct and complete copy of the Organizational Documents of the Company. Schedule 4.1 lists the directors and officers of the Company. The Company is not in breach or violation of any of its Organizational Documents.

4.2       Capitalization and No Subsidiary.  Schedule 4.2 lists all authorized equity interests of the Company. Schedule 4.2 lists all of the Shares. Other than the Shares so listed in Schedule 4.2, there are no outstanding equity interests of the Company. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. No equity interest of the Company was issued in breach or violation of any Organizational Document of the Company, any Applicable Law or any pre-emptive right (or other similar right) of any Person. Except as listed in Schedule 4.2, and other than rights of Buyer created hereunder and other than any Encumbrance put into effect by Buyer or any of its Affiliates, there is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to the Company; or (3) trust (including any voting trust), proxy or other Contract with respect to any equity interest of the Company. The Company does not directly or indirectly own or otherwise hold any interest (equity or other) of any other Person, and the Company has no right or obligation (including contingent right or obligation) to obtain such an interest.

4.3       Authority and Authorization; Conflicts; Consents.

(a)        Authority and Authorization.  This Agreement and each Transaction Document of the Company or any of its Affiliates (other than Seller) is the legal, valid and binding obligation of the Company and each such applicable Affiliate, enforceable against the Company and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. The Company and each such applicable Affiliate has all corporate, power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by the Company or such applicable Affiliate and to consummate the transactions contemplated herein and therein.

(b)        Conflicts.  Except as listed in Schedule 4.3(b), neither the execution nor delivery by the Company of this Agreement or by the Company or any Affiliate of the Company (other than Seller) of any Transaction Document nor consummation by the Company or any such Affiliate of the Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or Liability under any Organizational Document of the Company or any such Affiliate of the Company; (2) violate any Applicable Law or Order with respect to the Company or such Affiliate of the Company; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right or obligation of any Person to accelerate, increase, terminate, renegotiate, modify or cancel any right or Liability under, any Contract with respect to the Company or such Affiliate of the Company, except for such breaches, violations, defaults, conflicts, rights, or obligations as will not and would not be reasonably likely to adversely affect the Company or the Business in any material respect; or (4) give rise to any material limitation or restriction, or material and adverse effect, on the Company’s ability to conduct the Business after Closing, except that the Company makes no representation or warranty in this Section or otherwise with respect to any of the Transition Services.

(c)        Consents.    Except as listed in Schedule 4.3(c), no Consent is required in connection with the execution, delivery or performance of this Agreement or any Transaction Document by the Company or any Affiliate of the Company (other than Seller) or consummation of the transactions contemplated herein or therein by the Company or any such Affiliate of the Company, except that the

Company makes no representation or warranty in this Section or otherwise with respect to any of the Transition Services. “Consent” means any approval, authorization or consent by, ratification or waiver of, filing or registration with, or notification to, any Person. “Required Consent” means each Consent marked as a Required Consent in Schedule 4.3(c).

4.4       Financial Statements and Undisclosed Liabilities.

(a)        Financial Statements Defined.    Schedule 4.4(a) contains a true, correct and complete copy of the following:

 (1)        the unaudited (A) balance sheet of the Company as of each of November 28, 2015 and November 26, 2016 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); and (B) income statement of the Company for the fiscal year ended on each of November 28, 2015 and November 26, 2016 (collectively, the “Annual Financial Statements”); and

 (2)        the unaudited (A) balance sheet of the Company as of January 28, 2017 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statement of the Company for the two-fiscal month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)        Financial Statements.    Except as listed in Schedule 4.4(b), the Financial Statements: (1) were prepared in accordance with GAAP, consistently applied; (2) were prepared in accordance with, and are consistent with, the books and records of the Company (which books and records are correct and complete in all material respects); and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Company at their respective dates and the results of operations of the Company for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would be of a normal and recurring type consistent with those for the Annual Financial Statements in all material respects) and none of the Financial Statements have notes included therewith. The financial records of the Company, all of which the Company has made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions.

(c)        Undisclosed Liabilities.    The Company has no Liability, except for any Liability: (1) in the amount and type set forth therefor on the face of the Interim Balance Sheet or that is otherwise reserved for on the Interim Balance Sheet; (2) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date, except if such Liability arises out of, relates to or results from any breach of Contract, tort, infringement or other violation of Applicable Law (but such exceptions to this clause (c)(2) regarding a breach, tort, infringement or other violation will not exclude from this clause (c)(2) any Product-Related Obligation reserved for in the Company’s Ordinary Course of Business); or (3) listed in Schedule 4.4(c).

(d)        Accounts Receivable.    Except as listed in Schedule 4.4(d), all accounts receivable of the Company that are reflected on the balance sheets in the Financial Statements or on the accounting records of the Company did represent or will represent at Closing (as applicable) valid obligations arising from sales actually made or services actually performed. The reserve for doubtful accounts with respect to such accounts receivable has been determined in accordance with past practice and in accordance with GAAP. Subject to such reserves, there is no existing claim by any account debtor of the Company challenging the amount or validity of such accounts receivable.

(e)        Inventory.   Except as listed in Schedule 4.4(e) and except for any applicable reserve regarding inventory in the Financial Statements, with respect to the inventory of the Company (including all raw materials, supplies, manufactured parts, purchased parts, work-in-process and finished goods), (1) all of such inventory is merchantable and fit for the purpose for which it was obtained or produced, (2) all of such inventory consists of a quality and quantity usable and salable in its Ordinary Course of Business and is not obsolete, damaged or defective, (3) the quantities of each item of such inventory are not excessive and are reasonable in the present circumstances of the Company, (4) all of such inventory has been priced at the lower of cost or market on a first in, first out basis and (5) none of such inventory is on consignment. The methods of valuing such inventory, and the reserves relating thereto, are consistent with past practice and in accordance with GAAP. Except as listed in Schedule 4.4(e), all of such inventory is located at the Company’s facilities.

(f)         Indebtedness.  Except for Indebtedness listed in Schedule 4.4(f), the Company has no Indebtedness.

(g)        Internal Controls.    The Company maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization (if required), (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain reasonable accountability for its assets, and (iii) accounts, notes, and other receivables and inventory are recorded accurately in all material respects, and reasonable procedures are implemented regarding the collection thereof on a current and timely basis. Since December 31, 2015, neither the Company nor, to the Knowledge of Seller, any Company employee has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, in each case that alleged any illegal or fraudulent accounting or auditing practices.

4.5       Taxes.  Except as listed in Schedule 4.5:

(a)        All Tax Returns that were required to be filed by, on behalf of or with respect to the Company or any Affiliated Group of which the Company is or was a member were timely filed on or before the applicable due date (taking into account any extension of such due date) and were correct and complete in all respects. Except as included as a liability in the Final Net Working Capital amount, all material Taxes owed by or with respect to the Company or any such Affiliated Group with respect to any Pre-Closing Tax Period were paid when due or will be paid by Seller when due.

(b)        No claim has been made by an authority in a jurisdiction where the Company does not file any Tax Return that the Company is or may be subject to Taxation by such jurisdiction.

(c)        All material Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid or will be timely paid by Seller, to the extent required, to the proper Governmental Authority or other Person. All Tax information reporting requirements of or with respect to the Company have been satisfied in full.

(d)        No Tax audit or other Tax Proceeding is being conducted or is, to the Company’s Knowledge, Threatened with respect to the Company.

(e)        The Company does not have in effect any waiver of any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or granted any power of attorney that is currently in force with respect to any matter relating to any Tax.

(f)        The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a Taxable period ending on or before the Closing Date; (2) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any Applicable Law) executed on or before the Closing Date; (3) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any Applicable Law); (4) installment sale or open transaction disposition made on or before the Closing Date; or (5) prepaid amount received on or before the Closing Date.

(g)        Since August 29, 2007: (1) neither the Company nor any predecessor thereof has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary Income Tax Tax Return, other than its current Affiliated Group; and (2) the Company has not been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract that includes any Person, other than its current Affiliated Group. After the Closing Date, neither the Company nor any Affiliate of the Company nor any predecessor of any of them will be bound by or have any Liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, or as a transferee or successor, including for any amount due with respect to any period ending on or before the Closing Date, except in each instance, for such Liability as may arise pursuant to the terms of this Agreement.

(h)        There is no unsatisfied Liability for any Tax with respect to any notice of deficiency or similar document received by the Company with respect to any Tax, other than any Liability for any Tax asserted under any such notice of deficiency or similar document which is being contested in good faith and with respect to which adequate reserves for payment have been established.

(i)        The Company has not made any distribution of stock of any “controlled corporation” as such term is defined in section 355(a)(1) of the Code or has no Liability for any Tax as a result of any such distribution (whether or not made by the Company), and the transactions contemplated hereby will not result in any such Tax.

(j)        The Company is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(k)        No closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of any Applicable Law) has been entered into by or with respect to the Company.

(l)        The Seller has been a validly electing S Corporation under Internal Revenue Code Section 1361 and 1362 at all times from and after January 27, 2008 and will be a validly existing S Corporation up to and including the date of Closing. The Company is a qualified S Corporation subsidiary under Internal Revenue Code Section 1361(b)(3)(B), and has been a qualified S Corporation subsidiary of the Seller at all times from and after January 27, 2008, and will be a qualifying S Corporation subsidiary up to and including the end of the day immediately prior to the Closing Date.

4.6       Litigation and Orders.   Except as listed in Schedule 4.6, (a) there is no Proceeding pending or, to the Company’s Knowledge, Threatened against the Company or to which the Company is a party and (b) the Company is not subject to any Order. Schedule 4.6 also sets forth a list of all Proceedings (whether settled or resolved or pending) against the Company since December 31, 2010.

4.7       Compliance with Law.    Except as listed in Schedule 4.7(a) and except for any Product-Related Obligation reserved for on the Interim Balance Sheet or reserved for since the Interim Balance Sheet Date in the Company’s Ordinary Course of Business, (a) at all times since December 31, 2011, the Company has been in compliance with all Applicable Laws in all material respects and (b) no written notice has been received by the Company since December 31, 2011 from any Governmental Authority alleging that the Company is not or was not in compliance in any material respect with any Applicable Law. The Company possesses and is in compliance in all material respects with each Permit necessary for the Company to own, operate and use its properties and assets and conduct its business. Schedule 4.7(b) lists all Permits required to be held by the Company.

4.8       Contracts.

(a)       Major Contract Defined.  Schedule 4.8(a) lists the following Contracts to which the Company is a party or by which any of its properties or assets is bound and, to the extent that any such Contract is oral, such Schedule contains an accurate summary thereof:

(1)       each Contract regarding any employment (other than any Contract that is terminable at will or upon not more than 60 days’ notice by the Company without any Liability to the Company, except any Liability with respect to any service rendered before the termination thereof), including but not limited to, any such Contract regarding employment, bonuses, non-disclosure of confidential information, inventions and non-competition/non-solicitation, change in control and/or severance, or any such Contract arising from past acquisitions of any entity (or all or substantially all of its business) or made in anticipation of the sale of the Company, and any such Contract with temporary employment agencies;

(2)       each obligation not to compete or other obligation restricting business with respect to any period, geography, good or service, including any grant of exclusivity (including partial exclusivity);

(3)       each lease (as lessor or lessee) or use agreement of personal property (other than any such Contract calling for payments of less than $50,000 per year);

(4)       each Contract containing any obligation or right to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property or with respect to the development or ownership of any Intellectual Property;

(5)       each Contract regarding any management, personal service, independent contractor, consulting or other similar type of service (other than any Contract that is terminable at will or upon not more than 60 days’ notice by the Company without any Liability to the Company, except Liability with respect to any service rendered before the termination thereof);

(6)       each Contract for the purchase or sale by the Company of any good or service (other than any Contract (A) entered into in its Ordinary Course of Business on an order-by-order or purchase order basis for any supply, raw material, part or component or other inventory or any other item or (B) under which the only material unperformed obligations are warranty or warranty-type (including indemnification) obligations);

(7)       each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease, financing lease or other similar Contract;

(8)       each Contract with respect to any Indebtedness of the Company to which the Company is a party;

(9)       each Contract under which the Company has advanced or loaned to any other Person any amount;

(10)     each power of attorney or similar Contract that provides any Person the right or power to bind the Company;

(11)     each lease, sublease (whether as lessor or lessee) or use agreement for the occupancy or use of real property;

(12)     each partnership, joint venture or similar Contract, including any Contract involving the sharing of revenues, sales, profits, losses, costs or liabilities;

(13)       each Contract, other than any Contract of a nature described in clause (a)(1) or (a)(5) above, with any Affiliate of (A) the Company or (B) any officer or director of the Company and other than any Contract regarding any Intercompany Service;

(14)       each Contract with any sales representative, distributor, or broker of any good or service;

(15)       each Contract for any advertising or promotional service or website design or hosting;

(16)       each Contract containing any most-favored terms provision in favor of any supplier or customer of the Company or establishing an exclusive or priority sale or purchase right or obligation;

(17)       each collective bargaining agreement or other Contract with any labor organization, union or association;

(18)       each Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in its Ordinary Course of Business or in connection with the sale of the Company;

(19)       each Contract with a supplier listed (or required to be listed) on Schedule 4.21(a);

(20)       each Government Contract and Government Contract Bid or Proposal;

(21)       each Contract constituting, secured by, or relating to any Seller Collateral; and

(22)       each other Contract that is material to the Company.

(b)       Status of Major Contracts.  Schedule 4.8(a) sets forth a complete and correct list of all Contracts described in Section 4.8(a) (each such contract, whether or not so listed, is referred to herein as a “Major Contract”). Except as listed in Schedule 4.8(a), the Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate summary thereof is included in Schedule 4.8(a)). With respect to each Major Contract, except as listed in Schedule 4.8(b) and except for any Product-Related Obligation reserved for on the Interim Balance Sheet or reserved for since the Interim Balance Sheet Date in the Company’s Ordinary Course of Business: (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Company and, to the Company’s Knowledge, against each other party thereto; (2) the Company is not and, to the Company’s Knowledge, no other party thereto is in material breach of or material default under such Major Contract and no party thereto has given to any other party thereto notice alleging that such a material breach or material default occurred; (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or material violation of or a material default under, conflict with or give rise to or create any right or obligation of any Person to accelerate, increase, terminate, renegotiate, modify or cancel any material right or material Liability under, such Major Contract; (4) the Company has not waived any material right under such Major Contract; and (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or material Liability thereunder or communicated such party’s desire or intent to do so, except that the Company makes no representation or warranty in this Section or otherwise with respect to any of the Transition Services.

(c)       Seller Collateral. Schedule 4.8(c) lists all Seller Collateral.

4.9       Certain Assets.

(a)       The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each material asset that is personal property used by it or shown on the Interim Balance Sheet or obtained by it after the Interim Balance Sheet Date or that is necessary for the conduct of its business, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or as listed in Schedule 4.9(a).

(b)       Except as listed in Schedule 4.9(b), each such asset described in Section 4.9(a) is free from material defects (patent and latent), has been maintained in accordance with normal applicable industry practice in all material respects, is in good operating condition and repair, and is suitable and sufficient for the purposes for which it is used, in each case except for normal wear and tear and subject to the normal maintenance thereof. Except as listed in Schedule 4.9(b), the Company has exclusive possession and control of each such asset described in Section 4.9(a) at the applicable portion of the Real Property.

(c)       Except as listed in Schedule 4.9(c), the assets and properties of the Company (including as so leased or licensed) comprise all of the material tangible and material intangible assets (including Intellectual Property) and properties that are used by the Company in the Business and, immediately after Closing, the Company will have own or have a valid right to use all such material tangible and material intangible assets (including Intellectual Property) and properties in a manner sufficient for the continued conduct of the Business after Closing in the same manner as conducted immediately prior to Closing.

4.10     Certain Accounts.    Schedule 4.10 lists each bank account, cash account, brokerage account and other similar account in which the Company has any interest.

4.11     Real Property.

(a)       Schedule 4.11(a) lists:   (1) all real property and all interests in real property, in each case that is owned in fee by the Company (each being “Owned Real Property”); and (2) all real property and all interests in real property, in each case that is leased or similarly occupied by the Company (each Contract to which the Company is a party governing such lease or occupation being a “Real Property Lease” and such real property leased or occupied under a Real Property Lease being “Leased Real Property”). The Owned Real Property and the Leased Real Property are, collectively, the “Real Property.”

(b)       Except as listed in Schedule 4.11(b):  (1) all of the land, buildings, structures and other improvements used by the Company in the conduct of the Business are included in the Real Property; (2) except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property to which the Company is a party; (3) there is no pending or, to the Company’s Knowledge, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Owned Real Property or any sale or other disposition of any Owned Real Property in lieu of condemnation; (4) to the Company’s Knowledge, there is no pending or Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation; (5) no Real Property has suffered any material damage by fire or other material casualty that has a material and adverse effect on its use by the Company; and (6) since December 31, 2015, the Company has not received written notice of actual or Threatened special assessments or reassessments of the Real Property.

(c)       Except as listed in Schedule 4.11(c):  (1) the Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation; (2) the Company is not in material default or otherwise in material breach under any Real Property Lease and, to the Company’s

Knowledge, no other party is in material default or otherwise in material breach thereof; (3) no party to any Real Property Lease has exercised any termination right with respect thereto, and Seller has provided to Buyer a true, correct and complete copy of each Real Property Lease; (4) each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties; (5) all rent and other sums and charges payable by the Company as tenant thereunder are current; (6) no party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease; and (7) the Company has not received notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of the Company.

(d)       Except as listed in Schedule 4.11(d):    (1) the Company has not given any mortgagee or other Person any estoppel certificate or similar instrument that precludes assertion of what otherwise would be an existing, current claim under any Real Property Lease; (2) the Company has not contested in the past four years any operating cost, real estate Tax or assessment or other material charge payable by the tenant under any Real Property Lease; (3) there is no purchase option, right of first refusal, first option or other right held by the Company with respect to any Leased Real Property that is not contained in the applicable Real Property Lease; and (4) the Company has not exercised any option or right to terminate, renew or extend the current term under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

(e)       Except as listed in Schedule 4.11(e), (1) the Company has good and marketable title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and (2) the Company has not received notice from any insurance company that such insurance company will require any alteration to any Owned Real Property for continuance of a policy insuring any Owned Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(f)       Except as listed in Schedule 4.11(f), the Company’s use and occupancy of all Real Property (1) are in compliance in all material respects with all Applicable Laws and applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and (2) conform in all material respects to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit.

(g)       No portion of any Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such applicable Real Property to fulfill any zoning, building code or other similar requirement under Applicable Law.

4.12     Environmental Matters.  Except as listed in Schedule 4.12:

(a)       The Company has provided to Buyer: (i) true, correct and complete copies of all material environmental reports, studies, site assessments (including, without limitation, Phase I and Phase II environmental site assessments), risk assessments, permits required under Environmental Laws, inspection reports, audits, records, sampling data, or other similar documents regarding the Business, the assets of the Business, the Real Property or any real property previously owned by the Company; and (ii) any and all material documents concerning planned or anticipated material capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes), in each case, that are in the Company’s possession or control that relate to any Environmental Law.

(b)       The Company is, and at all times since December 31, 2011 has been, in compliance in all material respects with all Environmental Laws (including the obtaining of each Permit that it is or was required to obtain under any Environmental Law) and the terms and conditions of all Permits issued pursuant to any Environmental Law with respect to the Company its business, assets, or the Real Property.

(c)       The Company has not retained or assumed, by contract or operation of law, any Liabilities or obligations of third parties under Environmental Law, other than in the Company’s Ordinary Course of Business.

(d)       There is no Environmental Claim pending or, to the Company’s Knowledge, Threatened against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law, and the Company has not received any written request for information pursuant to Environmental Law, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(e)       There is no underground storage tank currently located on any of the Owned Real Property or, to the Company’s Knowledge, currently located on any of Leased Real Property. To the Company’s Knowledge, there was no underground storage tank formerly located on any of the Owned Real Property or Leased Real Property.

(f)       The Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in violation of any Environmental Law or in any manner that has resulted or would reasonably be expected to result in any material Liability of the Company under any Environmental Law.

(g)       No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no off-site treatment, storage, or disposal facilities or location used by the Company or any of its predecessors as to which the Company may retain Liability has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

(h)       No Hazardous Substances are present at, have been Released at, have been disposed at or are migrating to or from any real property that is currently or has been owned, leased or operated by the Company, including without limitation, the Owned Real Property and the Leased Real Property, in each case that have or will result in material Liability of the Company under any Environmental Law.

4.13     Intellectual Property.

(a)       Schedule 4.13(a) lists all Intellectual Property of the Company (i) that is registered with any Governmental Authority (or with any Person that maintains domain name registrations); and (ii) all applications for any such registration, in each case that is active and not lapsed (collectively, the “IP Registrations”). To the Company’s Knowledge, the Company’s IP Registrations described in clause (a)(i) above and its rights therein are valid and enforceable.

(b)       Except as listed in Schedule 4.13(b), (1) the Company exclusively owns (free and clear of all Encumbrances, other than any Permitted Encumbrance) the IP Registrations, and (2) the Company owns (free and clear of all Encumbrances, other than Permitted Encumbrances), or has the right to use without payment of any royalty, license fee or similar fee, all Intellectual Property used, or held for use, in, or necessary for, the conduct of the Business.

(c)       Except as listed in Schedule 4.13(c):

(1)       since December 31, 2010, (A) the Company has not received notice that any Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Company’s Knowledge, no such Proceeding is Threatened;

(2)       there are no legal actions settled, pending or Threatened challenging the validity, enforceability, registrability or ownership of the Intellectual Property of the Company;

(3)       since December 31, 2010, the Company has not received any notice alleging that any use, sale or offer to sell any good or service of the Company interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property of any other Person or any related offer by any other Person to license any Intellectual Property right of any other Person;

(4)       since December 31, 2010, the Company is not and has not been interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to the Company’s Knowledge, no other Person is or at any time since December 31, 2010 has been interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company;

(5)       no final Order, holding, decision or judgment has been rendered by any Governmental Authority, and no Contract, consent or stipulation exists, that would limit the Company’s use or enjoyment of any right in any Intellectual Property owned by it; and

(6)       no current or former employee claims ownership of Intellectual Property of the Company or any legal right to the Company’s processes or procedures.

(d)       Except as listed in Schedule 4.13(d), to the Company’s Knowledge, no employee of the Company is bound by any Contract (other than with the Company) that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose information concerning such employee’s work to any Person other than the Company. To the Company’s Knowledge, none of the activities of the employees or consultants of the Company violates any agreement or arrangement which any such employees or consultants have with former employers or third party. All Company employees and consultants engaged by the Company who contributed to the discovery or development of any of the Intellectual Property used in the conduct of the Business did so (A) within the scope of his or her employment or retention as a consultant, and (B) pursuant to written agreements assigning all Intellectual Property arising therefrom to the Company.

(e)       Except as listed in Schedule 4.13(e), with respect to each such registered item of Intellectual Property, such Intellectual Property is: (1) in compliance with all applicable legal requirements in all material respects (including with respect to: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); and (2) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f)       Except as listed in Schedule 4.13(f), with respect to each trade secret of the Company considered material by the Company (including each item of Intellectual Property that the Company regards as a material trade secret): (1) the Company possesses documentation relating to such trade secret that is current in all material respects, accurate in all material respects and is sufficient in detail and content to identify and explain it and to allow its use without reliance on the knowledge or memory of any individual; (2) the Company has taken reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to the Company’s Knowledge, such trade secret has not been used, divulged or appropriated to the material detriment of the Company. With respect to all other know-how of the Company considered material by the Company, the Company possesses documentation relating to such know-how that is current in all material respects, accurate in all material respects and is sufficient in detail and content to identify and explain it and to allow its use without reliance on the knowledge or memory of any individual.

(g)       The Company has complied in all material respects with all Applicable Laws and all applicable privacy policies or contractual limitations pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or Threatened against the Company. To the Knowledge of the Company, there has been no: (i) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third party not authorized to receive such information. The Company has complied at all times in all material respects with all Applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information. The Company is in compliance in all material respects with the terms of all Contracts to which the Company is a party relating to data privacy, security, or breach notification.

(h)       The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property used by Company; (ii) distributed Open Source Materials in conjunction with any products of the Company; or (iii) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates, or purports to create obligations for the Company with respect to any Intellectual Property used by the Company, or grants, or purports to grant, to any third party, any rights or immunities under any Intellectual Property used by the Company (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(i)       Except as set forth on Schedule 4.13(i), the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s current right to own, use or hold for use any Intellectual Property owned, used or held for use in the conduct of the Business and will not entitle any Person to impose any restrictions on or obtain any rights to, or receive any compensation based on, the Intellectual Property of the Company, except that the Company makes no representation or warranty in this Section or otherwise with respect to any of the Transition Services.

4.14     Insurance.

(a)       Schedule 4.14(a) lists each insurance policy under which the Company or Seller is the named insured that currently covers any of the Company’s business properties, liabilities or assets, or any of the Company’s directors or officers or employees (in his or her capacity as such), in each case with respect to any portion of the period since January 1, 2007 (each policy identified thereon, an “Insurance Policy”).

(b)       Except as listed in Schedule 4.14(b), with respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect in accordance with its terms against the Company, and to the Company’s Knowledge, the applicable insurer (subject to any Enforcement Limitation); (2) the Company is not and, to the Company’s Knowledge, no other party to such Insurance Policy is in material default or otherwise in material breach thereof (including regarding payment of any premium or giving of any notice); (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or material violation of or a material default under, conflict with or give rise to or create any right or obligation of any Person to accelerate, increase, terminate, renegotiate, modify or cancel any material right or material Liability under, any such Insurance Policy, including that all premiums due with respect to such Insurance Policy have been paid; and (4) the Insurance Policies are sufficient for compliance with all Applicable Laws and all Contractual obligations of the Company, except that the Company makes no representation or warranty in this Section or otherwise with respect to any of the Transition Services. The Company has promptly and properly notified its insurance carriers of any and all applicable material pending claims with respect to its assets or the Business for which it is insured. A complete and accurate list of current claims is set forth on Schedule 4.14(b), and no such current claims for which the Company would otherwise obtain any insurance recovery are being contested or denied by the applicable insurer, except as listed on Schedule 4.14(b) and except for customary reservations of rights and except for limitations of insurance coverage pursuant to the terms of the applicable Insurance Policy that a company in the Company’s industry acting reasonably would not dispute in good faith.

4.15     Absence of Certain Events. Except as listed in Schedule 4.15, since the Interim Balance Sheet Date, (a) the Company has not had any Material Adverse Effect and (b) other than the sale process leading to the proposed sale of the Company, the Company has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Schedule 4.15, since the Interim Balance Sheet Date through the date hereof, the Company has not done any of the following:

(1)       (A) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (B) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities (other than cash distributions to Seller), (C) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (D) purchased, redeemed or otherwise acquired any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(2)       (A) except for sales of inventory in its Ordinary Course of Business or cash distributions to Seller, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (B) failed to preserve and maintain all of the Real Property in substantially the same condition as existed on the Interim Balance Sheet Date, ordinary wear and tear excepted, (C) erected any new material improvement on any of the Real Property, (D) made any capital expenditure or purchase or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business, capital expenditures that would be permitted under Section 6.4(b) and other capital expenditures that in the aggregate do not exceed $500,000), licensed any material intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software), leased any real property from any other Person or leased any material tangible personal property from any other Person (other than any lease of tangible personal property in its Ordinary Course of Business or under which the payments does not exceed $50,000), (E) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (F) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(3)       granted or had come into existence any Encumbrance on any material asset, other than (A) pursuant to a Major Contract or (B) any Permitted Encumbrance;

(4)       (A) became a guarantor with respect to any obligation of any other Person, (B) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (C) agreed to maintain the financial condition of any other Person;

(5)       (A) incurred any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff/Release Letter, (B) made any loan, advance or capital contribution to, or investment in, any other Person or (C) made or pledged to make any charitable or other capital contribution;

(6)       (A) except in its Ordinary Course of Business, entered into any Contract that would constitute a Major Contract, or terminated or amended in any respect that is material and adverse to the Company any Major Contract; or (B) waived, released or assigned any material right or material claim under any Major Contract;

(7)       (A) failed to prepare and timely file all Tax Returns with respect to the Company required to be filed (unless validly extended) or timely withhold and remit any employment Taxes with respect to the Company, (B) made or changed any election with respect to Taxes or (C) settled or compromised any material Tax Liability in dispute, entered into any Tax closing agreement, surrendered any right to claim a material refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or taken any other similar action relating to any Tax, if any of the foregoing in this clause (C) had the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company for any such period;

(8)       (A) adopted or changed any material accounting method or principle used by the Company, except as required pursuant to changes in GAAP or the Code that become effective after the Interim Balance Sheet Date, or (B) changed any annual accounting period;

(9)       failed to use commercially reasonable efforts to (A) keep available to the Company present officer and Management-Level Employees of the Company or (B) preserve, and prevent any material degradation in, the Company’s relationship with its suppliers and customers having material business relations with the Company;

(10)     (A) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other similar arrangement or other Plan for the benefit or welfare of any individual, other than amendments to Plans required solely for the purpose of complying with ERISA or other Applicable Laws, (B) entered into or amended any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increased any compensation or fringe benefit of any director, officer or Management-Level Employee or paid any benefit to any director, officer or Management-Level Employee, other than pursuant to the existing terms of an existing Plan, (D) granted any award to any director, officer or Management-Level Employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), or (E) entered into or amended any collective bargaining agreement;

(11)     amended any of its Organizational Documents;

(12)     except in its Ordinary Course of Business, (A) paid, discharged, settled or satisfied any material claim or material Liability or (B) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(13)     entered into any Contract to do any of the foregoing.

4.16     Employee Benefits.

(a)      Schedule 4.16(a) lists all Company Plans. Each (if any) Company Plan that is wholly or partially self-insured by the Company or any ERISA Affiliate and the name of each self-insurer is specifically identified as such in Schedule 4.16(a). The Company has provided to Buyer a summary of the dependent scholarship program of Pella Rolscreen Foundation, in which family members of Company employees are eligible to compete for and receive scholarships, and the Company has no liability or obligation with respect to such Foundation or scholarship program.

(b)       Except as listed in Schedule 4.16(b): (1) each Company Plan (including each related trust, Insurance Policy, Contract or fund) is in compliance in all material respects in form and operation with all applicable requirements of ERISA, the Code and any other Applicable Law; (2) each Company Plan has been administered in accordance with its Plan documents in all material respects; (3) there has been no breach of fiduciary duty, Prohibited Transaction or other event with respect to a Company Plan that will or would reasonably be expect to result in an excise Tax (under Chapter 43 of the Code or otherwise) or other claim or Liability against or with respect to the Company, Company Plan or Fiduciary of a Company Plan; (4) each requirement of section 4980B of the Code and parts 6 and 7 of Subtitle B of Title I of ERISA (including any provision of any such statute relating to COBRA continuation of health coverage) and each similar requirement under any Applicable Law relating to continuation of any Welfare Plan benefit, has been satisfied with respect to each Company Plan that is subject to any such requirement; and (5) no filing has been made that is currently pending with respect to the Company Plan under any voluntary compliance program of the IRS or the U.S. Department of Labor or other Governmental Authority.

(c)       Except as listed in Schedule 4.16(c), each Qualified Company Plan is in fact qualified under section 401(a) of the Code in form and operation, and each such Qualified Company Plan has received a current favorable determination letter from the IRS regarding such qualified status, and nothing has occurred that will or is reasonably likely to adversely affect the qualified status of such Qualified Company Plan.

(d)       Except as listed in Schedule 4.16(d), the Company and each ERISA Affiliate has made on a timely basis all contributions and payments required to be made pursuant to the terms of each Company Plan, the Code, ERISA or other Applicable Law with respect to all periods on or before the Closing Date and, for all such contributions and payments with respect to any such period that are not yet due or made, the amounts thereof will be properly reflected in Final Net Working Capital to the extent an obligation of the Company.

(e)       Except as listed in Schedule 4.16(e), each Company Plan is in compliance with the applicable requirements for reporting and disclosure to participants under ERISA with respect to the Company Plan, and all required annual returns and other reports for each Company Plan have been filed on a timely basis with the IRS, U.S. Department of Labor, PBGC and each other applicable Governmental Authority. No Company Plan is subject to the laws of any jurisdiction outside of the United States.

(f)       Except as listed in Schedule 4.16(f), at no time during the six calendar years preceding the calendar year in which the Effective Time occurs has the Company or any ERISA Affiliate maintained or made any contribution to any Title IV Plan or Multiemployer Plan. None of the Company or any ERISA Affiliate has any potential Liability for withdrawal liability under Title IV of ERISA. No Company Plan is a Title IV Plan.

(g)       Except as listed in Schedule 4.16(g), no Company Plan provides any health, dental, life insurance or similar welfare benefit to any employee of the Company or Affiliate thereof, or any dependent of such employee, following termination of such employee’s employment, except as may be required by section 4980B of the Code or any similar state law and solely at the expense of such individual. No Company Plan is a (i) multiple employer welfare arrangement within the meaning of section 3(40) of ERISA, (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iii) a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code.

(h)       For each Company Plan, Seller has furnished to Buyer a true, correct and complete copy of all of the following (in each case if required by the Company Plan or Applicable Law or if such item otherwise exists): (1) current Plan documents or amendments thereto; (2) related trust agreements, Insurance Policies or Contracts or other funding arrangements; (3) Contracts with investment managers, recordkeepers or other service providers; (4) summary plan descriptions and summaries of material modifications; (5) three most recent annual reports (Form 5500 series) and corresponding summary annual reports; (6) current IRS determination letters; (7) nondiscrimination testing reports for the three most recent plan years (if applicable), and (8) all communications to or from the IRS, U.S. Department of Labor or other Governmental Authority during the period beginning with the third calendar year preceding the calendar year in which the Effective Time occurs. Schedule 4.16(h) contains a summary of each Company Plan that does not have a written Plan document.

(i)       Except as listed in Schedule 4.16(i), (1) no current or former employee of the Company is a party to any employment agreement or other Contract with the Company or any Affiliate thereof that entitles such individual (or their successor) to compensation or other consideration or any benefit or increased benefit under the Company Plan a result of the consummation of the transactions contemplated herein (alone or together with any other event), (2) the consummation of the transactions contemplated herein (alone or together with any other event) will not entitle any Person to accelerate the time of payment or vesting, or increase the amount, of any compensation or any benefit, and (3) neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated herein (alone or together with any other event) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(j)       Schedule 4.16(j) lists each Company Plan that is or has been a “nonqualified deferred compensation plan,” within the meaning of section 409A of the Code or the applicable Treasury Regulations or other guidance issued by any Governmental Authority. Each such Company Plan (1) at all times since January 1, 2005 (or, if later, the date such Company Plan became subject to section 409A of the Code) has satisfied the requirements of section 409A of the Code and such Treasury Regulations and other guidance in form and has been operated in accordance with such requirements or (2) has not been “materially modified,” within the meaning of section 409A of the Code and such Treasury Regulations and other guidance, at any time since October 3, 2004 with respect to deferred compensation earned or vested before January 1, 2005 under any the Company Plan. No participant in such a Plan will incur any Tax on any benefit under such Plan before the date as of which such benefit is actually paid to such participant in any material manner.

(k)       Except as listed in Schedule 4.16(k), the Company is not bound by any collective bargaining agreement to maintain any Plan. The Company has the unencumbered right to amend or terminate any Plan at any time without incurring any additional material liability (other than with respect to pre-termination matters). The Company has made no representation (whether orally or in writing) conflicting with or contradicting such right.

(l)       There is no Proceeding pending or, to the Company’s Knowledge, Threatened with respect to a Company Plan (including regarding the administration thereof, investment of assets thereof or violation of any Applicable Law), other than routine claims for benefits.

4.17     Employees and Labor Relations.

(a)       Except as listed in Schedule 4.17(a), with respect to the Company: (1) the Company has no present intention to terminate any Management-Level Employee’s employment; (2) to the Company’s Knowledge, no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than the Company that is material to the performance of such employee’s employment duties or the Company’s ability (or, after Closing, that will be material to Buyer’s or any of Buyer’s Affiliate’s ability) to conduct the Business: (3) there is no collective bargaining agreement or relationship; (4) in the past five years, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred in the past five years or, to the Company’s Knowledge, is or was Threatened; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred in the past five years or, to the Company’s Knowledge, is or was Threatened; and (7) there is no workers’ compensation obligation, experience or matter that will or is reasonably likely to have a material and adverse effect on the Company (other than as is accrued in the Interim Balance Sheet or as will be accrued in Final Net Working Capital).

(b)       Except as listed in Schedule 4.17(b), the Company has no employee working outside of the United States. For each employee listed in Schedule 4.17(b) who is working in one country and paid in one or more countries, an indication of the Employee’s country of origin, work location, and country of payment is provided.

(c)       Schedule 4.17(c) lists all persons who are (or are deemed, under Applicable Law, to be) employees of the Company as of the date stated thereon (which date is not more than five Business Days prior to the date hereof), including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (1) name; (2) title or position (and stating whether full or part-time, and also stating whether classified as exempt or non-exempt for wage and hour purposes under Applicable Law); (3) hire date; (4) current annual base compensation rate; (5) summary of bonus paid with respect to 2015 and 2016 (if an employee on the relevant date); and (6) work location. Except as listed in Schedule 4.17(c), all employees of the Company are employed on an at-will basis.

(d)       Except as listed in Schedule 4.17(d), no Management-Level Employee listed in Schedule 4.17(c) has resigned in the past year or been involuntarily terminated from the Company’s employment within the last four years. For each employee listed in Schedule 4.17(d), a copy of the separation agreement or other Contractual obligations regarding the separation and post-employment restrictions has been provided.

(e)       Schedule 4.17(e) lists each individual who is an independent contractor of the Company to whom the Company paid more than $50,000 for such independent contractor’s services during any consecutive 12-month period during the 36-month period prior to the date hereof.

(f)       The Company does not intend to implement, and during the past three years, the Company has not implemented, any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(g)       The Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law in all material respects for each employee of the Company with respect to whom such form is required under Applicable Law. Except as set forth in Schedule 4.17(g) the Company has not received a No-Match letter from the Social Security Administration within the last five years. For each instance in which a No-Match letter was received, copies of all material correspondence with the Social Security Administration were provided.

(h)       Schedule 4.17(h) sets forth a full and complete list of all pending and Threatened charges with state, federal, and local administrative agencies relating to employment matters, including without limitation, those related to hiring, refusal to hire, termination, discipline, discrimination, harassment, retaliation, whistleblower, leaves of absence and wage and hour matters during the 36-month period prior to the date hereof.

(i)       Schedule 4.17(i) sets forth a full and complete list of all pending and Threatened lawsuits, demand letters, requests for mediation, and requests for arbitration or other alternative dispute resolution processes relating to employment matters, including without limitation, those related to hiring, refusal to hire, termination, discipline, discrimination, harassment, retaliation, whistleblower, leaves of absence and wage and hour matters during the 36-month period prior to the date hereof.

(j)       Schedule 4.17(j) sets forth a full and complete list of all pending and Threatened investigations, audits and proceedings brought or commenced by DOL, OFCCP, EEOC, NLRB, OSHA or any state or local agency with similar authority to investigate employment-related matters during the 36-month period prior to the date hereof.

(k)       Schedule 4.17(k) sets forth a full and complete list of all consent decrees, settlement agreements and other restrictions affecting the ability to transfer, hire, fire, compensate, or promote employees of the Company and applicants for employment by the Company.

(l)        The Company is in compliance in all material respects with the requirements of all applicable state, federal and local laws and regulations concerning Affirmative Action Plans for government contractors and subcontractors, in each case to the extent applicable to the Company.

4.18     Certain Business Relationships.  Except as listed in Schedule 4.18 and except for any Intercompany Services, none of the following Persons has (a) been involved in any material business arrangement (including as a party to a Contract) with the Company at any time since December 31, 2013, (b) owns, licenses or leases, directly or indirectly, any material property or material asset used in the Business by the Company or (c) owns, directly or indirectly, any material interest in any Person that competes with the Company: (1) Seller or any Affiliate of Seller (other than the Company); (2) to the Company’s Knowledge, any director, officer or Management-Level Employee of the Company or any Affiliate of the Company; or (3) to the Company’s Knowledge, any immediate family member of any such director, officer or Management-Level Employee.

4.19     Powers of Attorney.  Except as listed in Schedule 4.19, there is no power of attorney or similar agency arrangement with respect to the Company.

4.20     Goods and Services Matters.

(a)       Since January 1, 2007, (1) each good or service manufactured, promoted, sold, installed or otherwise performed by the Company was when such actions occurred in material conformance with all applicable Contractual obligations and (2) the Company has no Liability for replacement or repair of any such good or service, in each case except (A) as reserved for in the Interim Balance Sheet, (B) any Product-Related Obligation reserved for since the Interim Balance Sheet Date in the Company’s Ordinary Course of Business, (B) any Liability in its Ordinary Course of Business (including any so-called punch list completion item), (C) any non-conformance that has since been corrected in all material respects or Liability that has since been satisfied in all material respects or (D) as listed in Schedule 4.20(a).

(b)       Except as listed in Schedule 4.20(b), the Company has not received any written notice that has not been resolved indicating that any amount is being called under any outstanding bond (surety, fidelity or other) issued for the Company. Except as listed in Schedule 4.20(b), with respect to each pending customer installation project (including those projects in which installation has been subcontracted by the Company): (i) no written notice has been received by the Company from any such customer alleging any material default or non-performance (including, without limitation, claims of delay) on the part of the Company or any subcontractor (other than punch list items and other similar immaterial items customarily associated with such projects); (ii) to the Knowledge of the Company, no supplier or subcontractor involved in any such project has materially breached or is not performing in any material respect any of its obligations with respect to such project; and (iii) to the Knowledge of the Company, as of the date of this Agreement, there is no cost overrun or performance delay with respect to such project, except for, in the case of any project referred to in the foregoing clauses (i) through (iii), for such defaults, non-performance, breaches, overruns, or delays as would not reasonably be expected to materially and adversely affect the project in question as a whole.

4.21     Suppliers and Customers.

(a)       Largest Suppliers.    Schedule 4.21(a) lists the 15 largest suppliers by dollar volume of goods and services to the Company for the 12-month period ended on the Annual Balance Sheet Date, listing the dollar volume for each. Except as listed in Schedule 4.21(a), the Company has not received any communication apparently indicating that, and, to the Company’s Knowledge, there are no circumstances apparently indicating that, any such supplier is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not materially and adversely affect the Company’s business relationship with any such supplier.

(b)       Largest Customers.    Schedule 4.21(b) lists the 20 largest customers by dollar volume (excluding, however, customers that would be included on such list solely by virtue of one-time projects in excess of $5,000,000) of goods and services of the Company for the 12-month period ended on the Annual Balance Sheet Date, listing the dollar volume for each. Except as listed in Schedule 4.21(b), the Company has not received any communication apparently indicating that, and, to the Company’s Knowledge, there are no circumstances apparently indicating that, any such customer is terminating or materially reducing or making any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not materially and adversely affect the Company’s business relationship with any such customer.

(c)       Trade Allowances and Other Discounts.    Schedule 4.21(c) lists each trade allowance, trade in, billback, rebate, discount or similar program, that is material to the Company (but other than any discount on trade payables for prompt payment thereof, any volume discount as part of negotiated terms or any similar discount incorporated into the applicable payment terms), between the Company and any supplier or customer of the Company, regardless of whether there is any existing obligation for any payment thereunder.

4.22     Company IT Systems.    The Company owns or has a valid right to access and use (including if as part of the Intercompany Services) all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain, and operate data, information and functions used in the Business (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for conduct of the Business as currently conducted. The Company has taken reasonable steps in accordance with industry standards to secure Company IT Systems from unauthorized access or use by any person or entity and to ensure the continued, uninterrupted and error-free operation of Company IT Systems (other than interruptions and errors that do not materially and adversely affect the Business). To the Knowledge of the Company, no software comprising or used by the Company in connection with the Company IT Systems contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such software or any product or system containing or used in conjunction with such software. To the Company’s Knowledge, in the last three (3) years, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction or other adverse event, affecting any Company IT System that has materially and adversely affected the Company’s Business.

4.23     Absence of Certain Business Practices.

(a)       No Anti-Bribery Law Violations.    Since December 31, 2011, neither the Company nor any of its officers, directors, employees, or agents, directly or indirectly: (i) has used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Official; (iii) has violated or is violating any provision of, or any rule or regulation issued under, (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.,

(B) the US Travel Act, 18 U.S.C. § 1952, (C) any Applicable Law enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other Applicable Law of any foreign or domestic jurisdiction of similar effect that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) has made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Official to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business; or (vi) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law.

(b)       Policies and Procedures. The Company has instituted and maintains policies and procedures, if applicable, reasonably expected to ensure compliance with Anti-Bribery Laws to which it is subject.

(c)       Legal Proceedings. There is no Proceeding (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the Knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the Knowledge of the Company, threatened, in each case against the Company, that would reasonably be expected to result in any liability on the part of the Company under any Anti-Bribery Laws to which it is subject. None of the Company or any of its directors, officers, executives or employees is party to or otherwise subject to the terms of any corporate integrity agreement, non-prosecution agreement, deferred prosecution agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such Proceeding.

4.24     OFAC and Export Control. Neither the Company nor any of its officers or directors is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or acting for the benefit of or on behalf of any Sanctions Target. The Company has complied, and is in compliance, in all material respects with all national and international Applicable Laws promulgated by any Governmental Authority applicable to the Company with regard to the exportation of goods, technology or software, and have held, and currently hold, all necessary licenses applicable to the Company with respect to the foregoing. Specifically, but without limitation of the foregoing, the Company has not exported or re-exported any goods, technology or software in any manner that violates any applicable national or international export control law, executive order, regulation, rule or sanction, including, but not limited to, the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (“TSRA”), and any OFAC Sanctions Program (collectively, “Export Control Laws”).

4.25     Government Contracts.

(a)       The Company has complied in all material respects with all Applicable Laws relating to and all terms and conditions of the Government Contracts and Government Contract Bids or Proposals with respect to the Company (if any). All representations and certifications of the Company set forth in or pertaining to the Government Contracts, the Government Contract Bids or Proposals with respect to the Company (if any), and the Company’s registration with the federal government’s System for Award Management (sam.gov) (if any) are complete and accurate in all respects. Schedule 4.25 lists all Government Contracts with respect to which the Company claimed or otherwise conveyed to any Governmental Authority or other third party, or received in part as a result of, any certification or status of the Company or any of its respective business partners any designation as small business concern, woman- or minority-owned business concern, or other disadvantaged business status or certification. No termination notice, cure notice or show-cause notice is in effect with respect to any Government Contract or Government Contract Bid or Proposal with respect to the Company (if any). Neither the Company nor any of its officers, directors, employees, or agents is or has during the last six (6) years been, and to the Knowledge of the Company none of the foregoing Persons currently is, the subject of a formal investigation, audit, investigation or indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid or Proposal. Neither the Company nor any of its officers, directors, employees or agents is suspended or debarred from contracting with any Governmental Authority or has been the subject of a finding of non-responsibility or ineligibility regarding contracting by any Governmental Authority. The Company has never had a Government Contract or Government Contract Bid or Proposal terminated for cause or default. During the last six (6) years, neither Seller nor the Company has conducted or initiated an internal investigation or made a voluntary disclosure to a Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid or Proposal. All test and inspection results that the Company has provided pursuant to any Government Contract were complete and correct as of the date so provided. Except as listed on Schedule 4.25, the Company has not received any government-furnished property or equipment in connection with any Government Contract.

(b)       There exist (1) no outstanding claims against the Company with respect to any breach of Contract or violation of Applicable Law (or, to the Company’s Knowledge, regarding the related procurement process), either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid or Proposal, (2) no material disputes with respect to any breach of Contract or violation of Applicable Law (or, to the Company’s Knowledge, regarding the related procurement process) between the Company and any Governmental Authority or between the Company and any prime contractor, subcontractor, vendor, or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any Government Contract or Government Bid or Proposal, (3) no circumstances in which the Company or any other party to a Government Contract has terminated, cancelled or waived any material term or condition of any Government Contract, (4) no projected cost overruns on any Government Contract, and (5) no circumstances in which the Company has an interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid or Proposal.

4.26     Imports and Exports. Except as listed in Schedule 4.26: (a) each Customs Duty with respect to the Company has been paid when due; (b) with respect to the imports and exports with respect to the Company into or from any jurisdiction, (1) adequate cash deposits and bonds, have been obtained or otherwise posted with respect to all entries that are not yet liquidated and final and (2) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders; (b) the Company is not the subject of any United States customs or border protection pre-penalty notice or penalty claim, claim for liquidated damages or claim for redelivery of goods to customs custody; and (c) the Company has maintained in accordance with Applicable Law in all material respects all import and export records as required by Applicable Law (to the extent applicable to the Company). “Customs Duty” means any Tax, tariff, fee, expense, processing charge, impost or other amount imposed by any Governmental Authority upon any item by reason of such item’s export from or importation into any jurisdiction.

4.27     Brokers.   Neither Seller nor the Company has any Liability to any broker, finder or similar intermediary that will or would be reasonably likely to cause Buyer or the Company to become liable for payment of any fee or expense with respect thereto.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company as follows in this Article 5:

5.1       Organization and Good Standing.    Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Minnesota. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business.

5.2       Authority and Authorization; Conflicts; Consents.

(a)       Authority and Authorization. This Agreement and each Transaction Document of Buyer or any of its Affiliates is the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such applicable Affiliate has all corporate power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein.

(b)       Conflicts. Neither the execution nor delivery by Buyer or any Affiliate of Buyer of this Agreement or any Transaction Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any Affiliate of Buyer; or (2) violate any Applicable Law or Order by Buyer.

(c)       Consents. No Consent is required in connection with the execution, delivery or performance of this Agreement or any Transaction Document by Buyer or any Affiliate of Buyer or consummation of the transactions contemplated herein or therein by Buyer or such an Affiliate.

5.3       Litigation and Orders.   There is no Proceeding pending or, to Buyer’s Knowledge, Threatened against Buyer or to which Buyer is a party or that is reasonably expected to adversely affect Buyer, in each case that will or is reasonably likely to materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer is not subject to any Order that will or is reasonably likely to materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

5.4       Availability of Funds.    Buyer has available cash or existing available borrowing capacity under committed borrowing facilities on the date hereof, and Buyer will have available cash at Closing, in each case that is sufficient to enable Buyer to consummate the transactions contemplated herein. Buyer’s obligations hereunder are not contingent upon procuring any financing.

5.5       Securities.  Buyer is acquiring the Shares hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an accredited investor as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares.

5.6       Buyer’s Independent Investigation.  Buyer has performed an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations and financial condition of the Company, including Buyer’s own estimate of the value of the Shares. Buyer has had the opportunity to visit with the Company and meet with the Company’s representatives to discuss the foregoing matters. Buyer has performed the due diligence Buyer deems adequate regarding all matters relating to this Agreement and the transactions contemplated herein, including those described above. In connection with the foregoing, Buyer and its representatives have received certain estimates, budgets, forecasts, plans and financial projections (collectively, “Forward-Looking Statements”). There are uncertainties inherent in the Forward-Looking Statements, and Buyer is familiar with such uncertainties.

5.7       Brokers.  Buyer has no Liability to any broker, finder or similar intermediary that will or would be reasonably likely to cause Seller or (prior to the Closing) the Company to become liable for payment of any fee or expense with respect thereto.

ARTICLE 6 - CERTAIN COVENANTS

6.1       Certain Actions to Close Transactions.  Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 8 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, the following will apply:

(a)       HSR Act.  With respect to the transactions contemplated herein, each Party will (or will cause its applicable Affiliates to), within seven Business Days after the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the required notification and report form pursuant to the HSR Act and related requirements. Thereafter, each Party will (or will cause its applicable Affiliates to) promptly submit and otherwise provide any supplemental information requested in connection therewith pursuant to such Applicable Laws. Such actions will comply, in all material respects, with such Applicable Laws. Buyer will pay when due all filing and submission fees under the HSR Act. Each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each Party will keep the other Party reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its reasonable best efforts to (and, if applicable, cause its appropriate Affiliates to) promptly comply with any such inquiry or request and to defend against any action of the FTC, DOJ or any other Governmental Authority that attempts to enjoin the sale of the Shares to Buyer. Each Party will (and, if applicable, will cause its appropriate Affiliates to) use its reasonable best efforts to cause the expiration of the waiting period required under the HSR Act, including that each Party will (and each Party will cause its applicable Affiliates to) request or pursue early termination of such waiting period. Buyer agrees to divest assets of Buyer or to cause the divestment of assets of any Affiliate of Buyer or also, after the Effective Time, the Company, to the extent (1) such assets are not material to the operations of Buyer, such Affiliate or the Company, individually or in the aggregate, (2) such divestitures can be effected on commercially reasonable terms, (3) such divestitures are necessary to obtain termination of any waiting period under the HSR Act, and (4) such divestiture will not require the incurrence by Buyer or the Company of, and would not reasonably be expected to involve the incurrence by Buyer or the Company of, any material costs or expenses, the disclosure of any non-public or proprietary information, or the amendment of any agreement to which Buyer or its Affiliates or the Company is a party.

(b)       Buyer’s Financing.  From the date hereof through Closing, at Buyer’s expense, Seller and the Company will cooperate in all reasonable respects with Buyer and Buyer’s financing sources in connection with Buyer’s efforts to finalize its financing to consummate the transactions contemplated herein (the “Financing”). The Company will provide to Buyer such information and documents as Buyer or Buyer’s financing sources may reasonably request in connection with the Financing.

(c)       Intercompany Accounts.  Seller and the Company will cause all intercompany accounts in effect immediately before Closing between the Company, on the one hand, and Seller or any its Affiliates (other than the Company), on the other hand, to be paid or otherwise fully satisfied, cancelled or waived effective before Closing (to the extent not previously paid or otherwise fully satisfied, cancelled or waived), including that all receivables of the Company that are owed by Seller to the Company will be fully satisfied, cancelled or waived and no amount will be actually paid or owed by Seller with respect to such items. Seller and the Company may accomplish the foregoing by any of actual payments, waiver of actual payments, offsets or other means of satisfaction or deemed satisfaction.

6.2       Seller Collateral, Letters of Credit, Bonds and Certain Similar Items.

(a)       Replacement and Return.    In addition to the matters in Section 6.1, in preparation for Closing and also to the extent not accomplished at Closing then additionally as soon after Closing as is reasonably practical, at Buyer’s expense (regardless of whether before, at or after Closing), Buyer will use its commercially reasonable efforts to do the following, as applicable based on the form of any item of Seller Collateral, and Seller will use commercially reasonable efforts to cooperate with Buyer with respect to the same:

(1)       secure the unconditional release of Seller and each applicable Affiliate of Seller with respect to all Seller Collateral; and

(2)       return to Seller all such Seller Collateral (in each case including Buyer arranging, and bearing the cost of, the placement of any backstop or replacement standby or substitute letter of credit, guaranty, insurance policy, bond or similar instrument or other Contract, or Buyer arranging, and bearing the cost of, the placement of any substitute amount as collateral or other guarantee).

(b)       Reimbursement for Continued Items after Closing.  After Closing, Buyer will reimburse Seller (or such an Affiliate of Seller) for each cost or other Loss of Seller (or such Affiliate) with respect to the continued existence after Closing of any Seller Collateral, until:

(1)       the actions in Section 6.2(a) are fully performed;

(2)       Seller and its Affiliates are relieved of all obligations with respect to any Seller Collateral; and

(3)       all such Seller Collateral is so returned.

Buyer will pay such reimbursement within 10 Business Days after Seller informs Buyer of such cost or other Loss.

(c)       Seller Collateral Defined.   “Seller Collateral” means any letter of credit or collateral given to the issuer thereof, escrowed or similarly held amount, guaranty, insurance policy, bond or other similar collateral or instrument or other Contract (including any indemnity agreement with any contractor or owner, or any general agreement of indemnity with any surety) that was entered into or given by Seller (or any Affiliate of Seller) or with respect to which Seller (or any Affiliate of Seller) is obligated, in each case if with respect to any existing or contingent obligation of the Company.

(d)       Release of Company Guaranty Obligations to Seller.    Seller will, in preparation for Closing and also to the extent not accomplished prior to Closing then additionally as soon after Closing as is reasonably practical, use its commercially reasonable efforts to (and Buyer and (after the Closing) the Company will use commercially reasonable efforts to cooperate with Seller to), cause any guaranty by the Company of any obligation of Seller or any of its Affiliates to be terminated, extinguished, discharged, or replaced, in a manner reasonably satisfactory to Buyer.

6.3       Certain Insurance Matters.

(a)       Claims Made Insurance.    Prior to the Closing, Seller and the Company will cooperate with Buyer in all reasonable respects in Buyer’s attempts to purchase, at Buyer’s expense and having terms and conditions reasonably acceptable to Buyer, a tail policy in the Company’s name for each of the insurance policies identified on Schedule 6.3(a), with the cost of the premiums for such policies to be split evenly between Seller and Buyer, except that Seller’s portion of such cost of such premiums will not exceed $75,000.

(b)       Pursuit of Certain Coverage.    After Closing, if Buyer reasonably believes that (x) any actual or potential Loss of the Company is then covered, in whole or in part, by any liability (including without limitation fiduciary, crime or employment practices liability) or property insurance policy of Seller or any Affiliate of Seller (“Seller Liability Insurance”) and (y) such Loss is not entirely covered by any insurance policy of the Company or any Affiliate of the Company (or such insurance policy in this clause (b)(y) has any so-called “other insurance clause” that gives the right of contribution from any Seller Liability Insurance), then Buyer in its sole discretion may (in addition to any other remedies that may be available to Buyer, including, without limitation, indemnification under Article 9 hereof, if applicable) give a notice to Seller that states such belief and describes such Loss in reasonable detail (to the extent known to Buyer). If Buyer gives such a notice, then the following terms of this Section 6.3(b) will apply:

(1)      The Parties promptly will cooperate in all reasonable respects, at Buyer’s (or, at Buyer’s direction, the Company’s) expense, to determine if there is a reasonable likelihood that the conditions in clauses 6.3(b)(x) and 6.3(b)(y) above are satisfied.

(2)      If such a reasonable likelihood under clause (b)(1) above exists, then, at Buyer’s (or, at Buyer’s direction, the Company’s) expense (including that Buyer or the Company will pay any deductible, retention, self-insurance amount or increase in insurance premium), Seller will, and will cause its applicable Affiliates to, file a claim and otherwise use commercially reasonable efforts to obtain the related insurance proceeds from the insurer under such Seller Liability Insurance, except that Seller will have no obligation to initiate or conduct any Proceeding to obtain any such proceeds or coverage.

(3)      To the extent Seller or any Affiliate of Seller actually recovers any such insurance proceeds under clause (b)(2) above, then Seller will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference of (A) such amount of such recovered proceeds (but not to exceed the amount of such associated Loss of the Company) minus (2) the reasonable costs and expenses (including any Tax or increase in insurance premium) of Seller or any Affiliate of Seller incurred in connection with the foregoing (to the extent not already reimbursed by Buyer or the Company).

(4)      In the event Buyer seeks recovery under the Seller Liability Insurance pursuant to this Section 6.3(b), the applicable survival period for any claim of any breach of any covenant, representation or warranty based on such facts or circumstances under Section 9.4 shall not expire as a result of seeking such recovery if Buyer also has properly and timely made such claim for indemnification therefor as required pursuant to Article 9.

(c)       Certain Insurance Arrangements, Fronting Arrangements and Reimbursements.

(1)      After Closing, if Seller or any Affiliate of Seller is obligated to reimburse or otherwise incur or pay any amount (including deductible, retention, self-insurance or fronting reimbursement) with respect to any Liability Insurer with respect to any amount that such Liability Insurer paid or is obligated to pay to any third party with respect to any obligation of the Company or any Affiliate of the Company, then (A) Seller will notify Buyer of such obligation of Seller (or such Affiliate of Seller) and (B) the Company will, and Buyer will cause the Company to, promptly pre-pay to such Liability Insurer or reimburse Seller (or such Affiliate of Seller), as applicable, the amount of such obligation of Seller (or such Affiliate of Seller) (unless and to the extent such amounts fall within the definition of Losses that are the subject of a pending indemnification claim by Buyer or an Other Buyer Indemnified Party pursuant to Section 9.1, in which event Seller or an Affiliate of Seller will pay such amounts, subject to reimbursement from Buyer in the event that such amounts are ultimately determined not to be recoverable by Buyer or such Other Buyer Indemnified Party under Section 9.1).

(2)      In the event of a Company payment obligation under clause (c)(1) above, the Company will, and Buyer will cause the Company to, make such payment under clause (c)(1) above promptly in all cases and also, if applicable and Seller has provided at least five Business Days’ notice to Buyer, no later than a time that allows Seller (or such Affiliate of Seller) to remain in compliance with Seller’s (or such Affiliate’s) obligations to such Liability Insurer.

(3)      “Liability Insurer” means any insurance broker, insurer, underwriter or similar Person with respect to any Seller Liability Insurance (including any so-called fronting arrangement and the term Liability Insurer including any so-called fronting insurer) under which Seller or any Affiliate of Seller has any obligation.

6.4       Pre-Closing Conduct of Business.

(a)       Conduct of Business Prior to Closing. Except as otherwise expressly contemplated herein (including Section 6.4(c)) or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), from the date hereof through Closing, the Company will, and Seller will cause the Company to (i) conduct the Business only in the Ordinary Course of Business, and (ii) use commercially reasonable efforts to preserve the present operations, organization, business relationships, and goodwill of the Company and the Business. Additionally, from the date hereof until Closing, Seller will not transfer or solicit the employment by Seller or its Affiliates (other than the Company) of any individual employed by the Company as of the date hereof.

(b)       Certain Required Actions. Without limiting the generality of Section 6.4(a) above, except as expressly contemplated herein (including Section 6.4(c)) or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), from the date hereof through Closing, the Company will not do, and Seller will cause the Company not to do, any of the following:

(1)      (A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (B) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities (other than cash distributions to Seller), (C) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure or (D) purchase, redeem or otherwise acquire any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(2)      (A) except for sales of inventory in its Ordinary Course of Business or cash distributions to Seller, make any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (B) fail to preserve and maintain all of the Real Property in substantially the same condition as existed on the date hereof, ordinary wear and tear excepted, (C) erect any new material improvement on any of the Real Property, (D) make any capital expenditure or purchase or otherwise acquire any material asset (other than purchases of inventory in its Ordinary Course of Business, capital expenditures permitted under Section 6.4(b) and other capital expenditures that in the aggregate do not exceed $500,000), license any material intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software), lease any real property from any other Person or lease any material tangible personal property from any other Person (other than any lease of tangible personal property in its Ordinary Course of Business or under which the payments does not exceed $50,000 annually), (E) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (F) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(3)      grant or have come into existence any Encumbrance on any material asset, other than (A) pursuant to a Major Contract or (B) any Permitted Encumbrance;

(4)      (A) become a guarantor with respect to any obligation of any other Person, (B) assume or otherwise become obligated for any obligation of any other Person for borrowed money or (C) agree to maintain the financial condition of any other Person;

(5)      (A) incur any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff/Release Letter, (B) make any loan, advance or capital contribution to, or investment in, any other Person or (C) make or pledge to make any charitable or other capital contribution;

(6)      (A) except in its Ordinary Course of Business, enter into any Contract that would constitute a Major Contract, or terminate or amend in any respect that is material and adverse to the Company any Major Contract, or (B) waive, release or assign any material right or material claim under any material Contract;

(7)      (A) fail to prepare and timely file all Tax Returns with respect to the Company required to be filed before Closing (however, valid extensions being permitted) or timely withhold and remit any employment Taxes with respect to the Company, (B) make or change any election with respect to Taxes or (C) settle or compromise any material Tax Liability in dispute, enter into any Tax closing agreement, surrender any right to claim a material refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency or take any other similar action relating to any Tax, if any of the foregoing in this clause (C) would have the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company for any such period;

(8)      (A) adopt or change any material accounting method or principle used by the Company, except as required pursuant to changes in GAAP or the Code that become effective after the date hereof or (B) change any annual accounting period;

(9)      fail to use commercially reasonable efforts to (A) keep available to the Company present officer and Management-Level Employees of the Company or (B) preserve, and prevent any material degradation in, the Company’s relationship with its suppliers and customers having material business relations with the Company;

(10)      (A) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other similar arrangement or other Plan for the benefit or welfare of any individual, other than amendments to Plans required solely for the purpose of complying with ERISA or other Applicable Laws, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increase any compensation or fringe benefit of any director, officer or Management-Level Employee or pay any benefit to any director, officer or Management-Level Employee, other than pursuant to the existing terms of an existing Plan, (D) grant any award to any director, officer or Management-Level Employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder) or (E) enter into or amend any collective bargaining agreement;

(11)     amend any of its Organizational Documents;

(12)     except in its Ordinary Course of Business, (A) pay, discharge, settle or satisfy any material claim or material Liability or (B) otherwise waive, release, grant, assign, transfer, license or permit to lapse any right of material value;

(13)     amend, terminate or otherwise modify the Supply Agreement;

(14)     terminate or allow to be terminated any policy of insurance covering the Company or its assets of the Business or fail to timely report any potential claims thereunder; or

(15)     enter into any Contract to do any of the foregoing.

(c)       Certain Permitted Actions. Notwithstanding Section 6.4(a) and Section 6.4(b), this Agreement will not prevent or otherwise restrict the Company or any of its Affiliates (including Seller) from taking any action or omitting any action expressly listed in Exhibit 6.4(c).

6.5       Access to Information.

(a)       Pre-Closing Access for Buyer. From the date hereof through Closing, subject to Applicable Law, the terms of the Confidentiality Agreement and Seller’s reasonable confidentiality precautions, including those based on the confidential nature of this Agreement and the transactions contemplated herein, the Company will cause Buyer and Buyer’s representatives to have reasonable access during normal business hours and upon reasonable notice from Buyer, to the facilities, officers, books and records of the Company for the opportunity to prepare for the transition to Buyer of the Business and ownership of the Company. Buyer and Buyer’s representatives will conduct such preparation in a manner that does not unreasonably interfere with the operations of the Company, will not have access to any business of Seller or any of its Affiliates other than the Business and will not have access to any personnel other than such officers without the written consent of Seller (which consent will not be unreasonably withheld, conditioned, or delayed). Without limiting any right or obligation under the Confidentiality Agreement, Buyer will keep confidential, and Buyer will cause its representatives to keep confidential, all confidential information that Buyer or any of Buyer’s representatives receives from or on behalf of the Company or any of its Affiliates in the course of the actions contemplated in this Section, and Buyer will not, and Buyer will cause its representatives not to, use any of such confidential information except in connection with this Agreement.

(b)       Post-Closing Access for Seller. Throughout the seven-year period after Closing, subject to Buyer’s reasonable confidentiality precautions, during normal business hours and upon reasonable notice from Seller, Buyer will: (A) cause Seller and Seller’s representatives to have reasonable access to the applicable books and records of the Company, and to the personnel responsible for maintaining such books and records, in each case to the extent necessary or reasonably desirable to defend or pursue any Proceeding, prepare or file any Tax Return or address any other Tax, accounting, or legal matter, or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (B) permit Seller and Seller’s representatives to make copies of such books and records for such purposes, at Seller’s expense. If requested by Buyer, Seller first will demonstrate that such access is for such a purpose.

(c)       Post-Closing Retention of Information by Seller. At and after Closing, Seller may retain in Seller’s (or any of its Affiliates’) possession, subject to Buyer’s reasonable confidentiality precautions, any copies of any books or records of such types described in Section 6.5(b) that at Closing already are in Seller’s possession or control (or the possession or control of any of its Affiliates, other than the Company), in each case for any purpose described in Section 6.5(b); provided, however, that copies of any books and records described in this Section 6.5(c) are also provided to Buyer or the Company.

6.6       Further Assurances. If after Closing any further action is necessary or reasonably desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as another Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense or obligation to any other Party.

6.7       Confidentiality and Publicity.

(a)      Confidentiality Agreement and Pre-Closing Contacts. The Confidentiality Agreement between Buyer and the Company, dated October 4, 2016 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms upon and following the date hereof, except that the Confidentiality Agreement is hereby automatically terminated, effective as of the Effective Time (but subject to the conclusion of Closing occurring). From the date hereof until the Effective Time, at the request of Buyer, but subject to the prior consent of Seller in each instance (not to be unreasonably withheld, conditioned, or delayed), Buyer and its Affiliates and representatives will be entitled to contact or communicate with insurers, customers, suppliers, distributors, landlords, lenders or other Contract parties of the Company with respect to any of the transactions contemplated herein, the Company and the Business.

(b)       Publicity; Filings Required by Applicable Law.

(1)      Except as stated in this Section 6.7(b), each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written consent of each Party.

(2)      Buyer and Seller will cooperate with the other in issuing, promptly after Closing a joint press release (with mutually agreed upon text) that announces transactions contemplated herein generally. Additionally, Buyer will file, promptly following the execution of this Agreement and within the time period required by Applicable Law, a Form 8-K relating to the transactions contemplated by this Agreement, which will include as exhibits the aforementioned press release and a copy of this Agreement (but not any Schedule), and which will subsequently be amended by Buyer within 75 days from Closing to reflect certain pro forma and historical financial statements of the Buyer as required by Applicable Law.

(c)       Confidential Information of the Company. Throughout the five-year period after Closing, Seller will, and will cause its Affiliates to, keep confidential, not disclose and not use any Confidential Information.

(d)       Confidentiality of this Agreement. At all times, each Party will, and will cause its Affiliates to, not disclose any of the specifics terms of this Agreement.

(e)       Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in Section 6.5 or this Section 6.7 prohibits any of the following:

(1)      a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law; provided, however, that if a Party or any of such Party’s Affiliates is so required to so disclose any information that otherwise would be prohibited in the absence of this clause (e)(1), then (A) such Party first will provide to each other Party prompt written notice thereof and cooperate (and cause such Affiliate to cooperate) with each such other Party, to the extent such other Party reasonably and promptly requests, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) if such protective order or other remedy is not obtained, or if such other Party waives compliance with the terms of this Agreement, then such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is required to be so disclosed, and such Party will (and will cause such Affiliate, as applicable, to) use its commercially reasonable efforts, at the expense of such Party, to obtain reasonable assurance that confidential treatment will be given to such information;

(2)      a Party or any of its Affiliates communicating to its direct or indirect owners in a non-public manner;

(3)      a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or, notwithstanding clause (e)(1) above, Tax Returns, or (B) to the extent reasonably necessary to enforce or comply with this Agreement;

(4)      a Party making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) paid legal, accounting or financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting or financial services, respectively, for such Party (or such Affiliate) or (B) any lender, acquirer, or investor or prospective lender, acquirer, or investor of such Party (or such Affiliate) to the extent reasonably required as part of such lending or investing relationship; provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this clause (e)(4) to keep confidential and not disclose to any other Person any information in such statement or disclosure; or

(5)      a Party from taking any action contemplated in Article 9 or defending any claim by any Party, and using any related information in doing so.

6.8       Employee Matters.

(a)       Employee Benefits. Throughout the one-year period after Closing, Buyer will, or will cause one or more of Buyer’s Affiliates to, provide to each employee of the Company (and their dependents) cash compensation and employee benefits that as a whole are at least as favorable to such employees (and dependents) in all material respects as the employee benefits received by such employees (and their dependents) immediately before Closing; provided, however, that health benefits are not covered by the foregoing obligation. For purposes of the foregoing determination (and, as stated above, without regard to any health benefits), post-Closing cash compensation and employee benefits of employees (and their dependents) who were transferred from Seller to the Company prior to the date hereof (the “Transferred Employees”) will be at least as favorable to such employees (and dependents) in all material respects as the cash compensation and employee benefits of such employees (and their dependents) offered to them by the Company (rather than Seller) prior to the Closing. Without limiting any obligation already existing, to the maximum extent permitted by Applicable Laws and applicable plan terms, for purposes of eligibility, vesting and entitlement to vacation, sick leave, paid time off, severance and similar benefits, Buyer will cause each employee of the Company to be given or retain (as applicable) full credit under the employee benefits of Buyer and its Affiliates after Closing for such employee’s service with Seller or its Affiliates before Closing (including the full carryover to such benefits or retention, as applicable, of any earned, but unused, time or pay with respect to the foregoing). To the maximum extent permitted by Applicable Laws and applicable plan terms, each such employee (and such dependent) will be allowed to participate in such employee benefits without regard to preexisting conditions, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such individual by, or which were otherwise satisfied under, the Company’s and its Affiliates’ employee benefits before Closing. To the maximum extent permitted by Applicable Laws and applicable plan terms, Buyer will apply or credit (or cause to be applied or credited) toward any deductible requirements under its Welfare Plans all amounts paid by employees, under Company Plans that are Welfare Plans, during the Company Plan’s plan year in which the Closing Date occurs.

(b)      Certain COBRA Obligations. At all times from and after the Effective Time, Buyer will, or will cause an Affiliate of Buyer to, make available all COBRA Coverage, with respect to (1) all employees of the Company or their dependents who experience a qualifying event after the Effective Time, and (2) to the extent required by Treas. Reg. Section 54.4980B-9, all “M&A Qualified Beneficiaries” as such term is defined therein. “COBRA Coverage” means the continuation of health coverage requirements of Part 6 of Subtitle B of Title I of ERISA as added by COBRA and subsequent amendments.

(c)      No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 10.4, (1) no Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of the Company, is a third party beneficiary of any term of this Section 6.8.

6.9       Exculpation and Indemnification of Directors and Officers. Throughout the six-year period after Closing, Buyer will prevent the amendment, repeal or modification of any provision in any Organizational Document of the Company relating to exculpation or indemnification, it being the intent of the Parties that such officers or directors (or similar executives) will continue to be entitled to such exculpation and indemnification for such acts or omissions to the greatest extent permitted under Applicable Law. Additionally, following the Closing, Seller will maintain a directors’ and officers’ liability policy, with a coverage period of at least six years, covering acts or omissions occurring before the Effective Time of such officers or directors (or similar executives) on terms no less favorable than those of the current directors’ and officers’ liability insurance maintained by Seller (which currently covers the Company and its Affiliates with respect to pre-Closing matters). Buyer’s obligations under this Section will not be terminated or modified in a manner that adversely affects any Person to whom this Section relates with respect to pre-Effective Time acts or omissions without the consent of such affected Person (it being expressly agreed that each such Person to whom this Section relates will be a third party beneficiary of this Section).

6.10      Certain Tax Matters.

(a)      Payment of Taxes. Seller will satisfy (or cause to be satisfied) in full when due all Taxes with respect to (1) the Company with respect to any Pre-Closing Tax Period, (2) any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereto) is or was a member before Closing to which one or more entities other than the Company is or was also a member, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law, and (3) any Person (other than the Company) imposed on the Company for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by Applicable Law, Contract or otherwise (all of such Taxes being the “Pre-Closing Taxes”). Buyer will satisfy (or cause to be satisfied) in full when due all Tax Liabilities with respect to any period that is not a Pre-Closing Tax Period. If Buyer is required under Section 6.10(b) to file a Tax Return that involves Pre-Closing Taxes, then no later than five Business Days before the filing of any such Tax Return, Seller will pay to Buyer an amount equal to the amount of Taxes shown due on such Tax Return for which Seller is obligated with respect to such Tax Return.

(b)      Filing Responsibility. Seller will include all items of income, gain, deduction, loss and credit of the Company in Seller’s Tax Returns, including any applicable consolidated, combined and unitary income and franchise Tax Returns for tax periods ending on or before the Closing Date and will be liable for all Taxes with respect to such Tax Returns (each a “Seller Tax Return”). Seller will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for the Pre-Closing Tax Period (each a “Pre-Closing Tax Return”). Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Company that Seller is not obligated to prepare and timely file (or cause to be prepared and timely filed) pursuant to this Section 6.10(b). If any such Tax Return (whether original or amended) prepared (or caused to be prepared) by Buyer relates to any Pre-Closing Tax Period or if any such Tax Return (whether original or amended) prepared (or caused to be prepared) by Seller relates to any period that is not a Pre-Closing Tax Period, then such Tax Return will be prepared in accordance with the past practice of the Company (except to the extent otherwise required by Applicable Law) and the preparing Party will give to the other Parties a copy of such Tax Return as soon as practicable after the preparation thereof, but not less than fifteen (15) days prior to the due date for the filing of such Tax Return, for such other’s review and comment. Such preparing Party will consider in good faith any changes to such Tax Return that are reasonably requested.

(c)      Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Company, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related work papers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

(d)      Refunds. Seller will be entitled to any refund or credit with respect to any Tax for which Seller is obligated under this Agreement (plus any interest received, by payment or credit, with respect thereto), and for which Buyer has not reimbursed Seller, and Buyer will file (or cause to be filed) any claims for any such refund or credit reasonably requested by Seller. Except to the extent stated in this Section 6.10(d), Buyer will be entitled to any refund or credit with respect to any Tax attributable to the Company (plus any interest received, by payment or credit, with respect thereto). Each Party will promptly forward to the proper Party, or reimburse the proper Party for, any refund or credit due such proper Party after receipt thereof. Refunds or credits for a Straddle Period will be allocated consistent with the allocations in Section 6.10(e).

(e)      Straddle Periods. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 6.10(e). The portion of such Tax attributable to the Pre-Closing Straddle Period will (1) in the case of any Tax other than Income Taxes, sales or use Taxes, value-added Taxes, employment Taxes or similar withholding Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (2) in the case of any Income Taxes, sales or use Taxes, value-added Taxes, employment Taxes or withholding Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined.

(f)      Transfer Taxes. Notwithstanding Section 6.10(a), Buyer will pay all Transfer Taxes, and Seller and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

(g)      Tax-Sharing Agreements. Seller will terminate all Tax-sharing agreements and similar arrangements with respect to the Company before or as of the Closing Date to the extent required to cause the Company not to be bound therefor or have any Liability thereunder after the Effective Time.

(h)      Amended Returns and Related Matters. Without the prior written consent of Seller, Buyer will not, and will cause the Company to not, (1) file, amend or modify any Tax Return relating to any Pre-Closing Tax Period, (2) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (3) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period, (4) self-assess any Tax with respect to a Pre-Closing Tax Period, (5) engage in any voluntary disclosure or discussion with any Governmental Authority regarding any Tax or Tax Return relating to a Pre-Closing Tax Period or (6) file any private letter ruling or similar request with respect to any Tax or Tax Return relating to a Pre-Closing Tax Period.

6.11     Intercompany Services. Without limiting the terms of the Supply Agreement or the Transition Services Agreement or any of Seller’s obligations or Buyer or the Company’s rights thereunder, each Party acknowledges and agrees that, as of Closing, Seller and its Affiliates (other than the Company), will cease providing to the Company any Intercompany Services, except for any service prescribed by the Supply Agreement or the Transition Services Agreement (but only to the extent provided therein), and the Company shall have no payment or other obligations with respect to any such discontinued Intercompany Services (except to the extent stated herein or therein). “Intercompany Services” means services provided or received by Seller or of any of its Affiliates to or from the Company prior to the Closing, including the following services or activities provided by Seller to the Company (in each case currently provided at Seller’s expense to varying degrees): (a) human resources and employee benefits processing and administration; (b) participation by Company executives and Company key management employees in any of the Pella Corporation Long-Term Incentive Plan, Pella Corporation Key Management Share Purchase Plan, Pella Corporation Key Management Supplemental Retirement Deferred Compensation Plan, Seller’s executive physical program or Seller’s financial services program; (c) participation by Company employees in Seller’s employee assistance plan; (d) for employees of Seller who perform the majority of their employment services for the Company (as disclosed in the Schedules), such employees participate in Seller’s Plans; (e) Seller’s foundation’s activities, including matching gifts, sons and daughters scholarship matters and volunteer recognition program; (f) workers compensation matters, including shared broker services; (g) payroll processing and administration; (h) financial auditing; (i) tax return preparation and filing and tax administration; (j) general counsel and legal services; (k) risk management and insurance administration (including insurance policy and bonding overlap between Seller and the Company, and including Seller providing insurance and bonding capacity or coverage for the Company); (l) information technology and software services and licenses, including regarding or for Office 365 (including email and file storage), non-cloud-based operating systems, WebEx, cloud-based web security, telephone systems, video gateways, cellular telephones and services, long distance telephones, private network voice and data systems, Ricoh-sourced or Ricoh-related equipment, facsimile systems, onsite staffing of one individual provided by Ricoh (which individual’s actions include assistance in monthly billing, copy center services, toner replacement, printer replacement and printer and copier maintenance) and, for many of the foregoing, software and equipment maintenance; (m) third party lending, cash management and credit facilities; (n) market share analyses and marketing expenses; and (o) services performed for the Company at Seller’s West Chicago, Illinois location.

6.12     Transition Services.

(a)      Pre-Closing Transition Services. Commencing as of the date of this Agreement, Seller and the Company will use commercially reasonable efforts to perform the actions set forth on Schedule 6.12(a) until the earlier of (i) completion, (ii) the Closing, or (iii) the applicable date specified on Schedule 6.12(a). Buyer will cooperate in all reasonable respects with the foregoing, and Buyer will reimburse Seller for the actual, documented costs and expenses of Seller and its applicable Affiliates with respect to such actions, including all associated costs and expenses imposed by any applicable third party. Subject to Buyer and the Company each performing its obligations under the Transition Services Agreement (and subject to Buyer performing its obligations to so cooperate), such obligations on Schedule 6.12(a) will be performed by Seller in good faith, in the manner described on Schedule 6.12(a), and, if applicable, in a manner and at a level (including the level of care, skill, resources, prudence, timeliness and diligence) that in all material respects is at or better than the level of quality, diligence and responsiveness that Seller provided such services prior to the date hereof. To the extent that any of the actions set forth on Schedule 6.12(a) have not been fully performed or completed as of the Closing Date, such services will be deemed “Transition Services” pursuant to the Transition Services Agreement and will be completed in accordance with the applicable terms thereof.

(b)      Transition Services Agreement. Seller and the Company will enter into a Transition Services Agreement, in the form attached hereto as Schedule 6.12(b) (the “Transition Services Agreement”). “Transition Services” means the services provided by Seller (or any Affiliate of Seller) under the Transition Services Agreement, which are defined in the Transition Services Agreement as the Services.

6.13     R&W Insurance. On the date hereof and effective as of the date hereof, contemporaneous with Buyer entering into this Agreement, at Buyer’s expense (except that Seller will reimburse Buyer for 50% of the amount of the premium for the R&W Insurance promptly following Buyer’s request, but such reimbursement by Seller will not exceed $500,000), Buyer will enter into a binder agreement with respect to the issuance of the R&W Insurance, such binder agreement and the associated R&W Insurance being in the form previously approved by Seller. At Buyer’s expense (except as provided in the preceding sentence), Buyer will use its commercially reasonable efforts to comply with all terms of such binder agreement to cause the proper issuance of the R&W Insurance and Buyer will use its commercially reasonable efforts to, and cause its applicable insurance broker to, take all actions necessary for the R&W Insurance to be issued to Buyer as soon as practicable after Closing. Buyer will not permit the R&W Insurance to be amended, waived or otherwise modified in a manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Proceeding against Seller arising out of this Agreement, or the negotiation, exception, or performance of this Agreement, except in the case of fraud (provided that such fraud is a type of which an element is intent). “R&W Insurance” means a representations and warranties insurance policy to be issued by Ambridge Partners LLC to Buyer substantially in the form attached in Exhibit 6.13.

6.14     Delivery of Items to Property Party; Seller Retention of Separate Items.

(a)      After Closing, each Party will, and will cause its Affiliates to, promptly deliver to the proper Party any item (including mail or other communications, monies, checks or other instruments of payment) received by such Party or any of its Affiliates that belong to such other Party (or any of its Affiliates) or to which such other Party (or any of its Affiliates) is entitled.

(b)      Notwithstanding Section 6.14(a) and without limiting the representations and warranties in Section 4.4(b), 4.9(c) or 4.18, each Party acknowledges and agrees that: (1) certain specific aspects of the business and operations of Seller and its Affiliates (other than the Company) are of a similar type to portions of the business and operations of the Company; (2) such businesses and operations in clause (b)(1) above include manufacturing and selling certain windows (including curtain walls), doors and other entry systems for certain structures; and (3) none of Seller, the Company or any Affiliate of either of them has or will have any right, title or interest in or to any asset of any other of them, except to the extent of any license of Intellectual Property under the Supply Agreement or Transition Services Agreement. For clarity, such aspects of the business and operations of Seller and its Affiliates, and the assets of Seller and its Affiliates relating thereto, are subject in all respects to the restrictions and related exceptions set forth in Section 6.17.

6.15     No Shop. Throughout the period that begins on the date hereof and ends upon the earliest of the Effective Time, termination of this Agreement pursuant to Section 7.4 or the Final Date, Seller will not, and Seller will cause each Affiliate of Seller and each other representative or agent of Seller or such an Affiliate not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of the Company’s capital stock, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of inventory in the Ordinary Course of Business of the Company. As of the date of this Agreement, Seller and its Affiliates have discontinued, and have caused each of their respective representatives to discontinue, any discussions relating to, or that could reasonably be expected to lead to, directly or indirectly, any of the aforementioned transactions with any Person other than Buyer. From and after the date of this Agreement, Seller will within two (2) Business Days of receipt notify Buyer (in writing and setting forth in reasonable details the material terms thereof) of any offer or communication received from a Person other than Buyer that would be subject to the first sentence of this Section 6.15 if solicited by Seller.

6.16     Waiver of Conflicts; Attorney Client Privilege Matters.

(a)      Buyer and the Company each hereby waives and agrees to not assert any conflict of interest with respect to any post-Closing legal representation of Seller or any Affiliate of Seller (any such Person, a “Designated Person” and such representation being the “Post-Closing Representation”) in any matter with respect to the Company or any of its Affiliates, including this Agreement or any of the transactions contemplated hereby, by any legal counsel previously or currently representing the Company or any of its Affiliates (the “Current Representation”).

(b)      Buyer and the Company each hereby waives and agrees to not assert after Closing in connection with any Post-Closing Representation any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation and specifically relating to this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, including in connection with a dispute among any of Seller, Buyer and the Company, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege will be retained by Seller. Any post-Closing access by Buyer or the Company to any such privileged communications (including through the Company’s servers, email systems or physical documents) will not be a waiver of such privilege by Seller, nor will it adversely affect any rights of Seller with respect to such privilege.

6.17     Noncompetition and Nonsolicitation.

(a)      Scope of Restrictions. Subject to Section 6.17(b), for the period of three (3) years from and after the Closing Date (the “Restricted Period”), Seller agrees that, as additional consideration for Buyer’s performance hereunder, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (1) invest in, own, manage, operate, finance, control, advise in any material manner, render material services to or guarantee the obligations of any Restricted Business in the Restricted Territory; or (2) hire, retain or attempt to hire or retain any employee of the Company (including any former employee) if such Person was an employee of the Company within the twelve (12) month period prior to such hiring, retention or attempt to hire or retain) or in any way interfere with the relationship between the Company and such employees. “Restricted Business” means the business of manufacturing windows, curtain walls or storefront entry systems, (i) for projects that are primarily either non-residential or multi-family residential, and (ii) where a substantial portion of the products used in the project are made (other than the glass portion) primarily of aluminum; provided, however, that no action with respect to any single-family residence will be included in the definition of Restricted Business or otherwise restricted under this Section 6.17 and, for the avoidance of doubt, no aluminum-clad product will be considered made (or primarily made) of aluminum for purposes of the definition of Restricted Business or any restriction under this Section 6.17. “Restricted Territory” means the geographical area of the United States of America.

(b)       Exceptions. Notwithstanding Section 6.17(a), nothing in this Agreement prohibits or otherwise restricts Seller or any of its Affiliates from performing, permitting or otherwise being involved in, directly or indirectly, any of the following:

(1)      investing in, owning, managing, operating, financing, controlling, advising, rendering services to or guarantying the obligations of any business (a “Permitted Business”) if the portion of all such Permitted Businesses (in the aggregate) engaged in the Restricted Business in the Restricted Territory generated less than $30,000,000 in revenue of Seller and all of its Affiliates (in the aggregate), from Persons not an Affiliate of Seller, during any consecutive 12-month period during the Restricted Period;

(2)      owning or holding less than 5% of the outstanding shares of any class of security that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market;

(3)      advertising, marketing or otherwise promoting any good or service of Seller or any of its Affiliates, provided such advertising, marketing, promotion or other communication does not directly compare, by use of any company or brand name of the Company or any of its Affiliates, any particular good or service in the Restricted Business of Seller or any of its Affiliates to any particular good or service in the Restricted Business of the Company or any of its Affiliates; or

(4)      (A) general solicitation for employment or services (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any employee or independent contractor of the Company, or (B) hiring, retaining or attempting to hire or retain an individual where the initial contact with such individual regarding such hiring or retention primarily arose from (x) any such general solicitation or (y) initial contact by such individual that was unsolicited by Seller or any Affiliate of Seller.

(c)       Audit of Permitted Businesses. From time to time during the Restricted Period and the six-month period thereafter (but not more frequently than once in any 18-month period and not more than twice in the aggregate), at Buyer’s expense and following reasonable advance notice to Seller, Buyer may engage a regionally or nationally recognized public accounting firm to conduct an audit to confirm Seller’s proper usage of the exception in Section 6.17(b)(1) to Seller’s obligations under Section 6.17(a)(1). Such accounting firm will not be an accounting firm used by Buyer or any of Buyer’s Affiliates within the preceding two years for any purpose, other than a prior engagement under this Section 6.17(c). Before any such audit begins, Buyer will ensure that such accounting firm enters into a customary (but tailored to the situation) confidentiality agreement with Seller. Each such audit will be conducted during Seller’s normal business hours at Seller’s facilities, and Seller will and will cause each of its Affiliates to cooperate in all reasonable respects therewith, expect that such accounting firm will not be permitted to make or obtain (regardless of whether in physical or electronic form or otherwise) any copy of any documentation. Such accounting firm will not disclose (and as part of such engagement and such confidentiality agreement will be under an obligation to Seller not to disclose or use) any information regarding Seller or any of its Affiliates, to Buyer or any other Person, except whether or not Seller is properly complying with the exception in Section 6.17(b)(1) to Seller’s obligations under

Section 6.17(a)(1) and neither Buyer nor any of its Affiliates will have any access to any such information; except that if such accounting firm determines that Seller is not so complying with such exception, then (1) such accounting firm will inform Seller of such determination and provide to Seller a reasonable opportunity (including a 45-day period) to review and comment regarding such accounting firm’s findings and (2) if after the actions in clause (c)(1) above such accounting firm still determines that Seller is not so complying with such exception, then such accounting firm may disclose to Buyer its determination and the basis for such determination. In the event that the accounting firm determines, in compliance with the preceding sentence, that Seller is not complying with such exception, Seller will promptly reimburse Buyer for all out-of-pocket costs and expenses incurred by Buyer or its Affiliates (including without limitation, the fees and expenses of the accounting firm) in connection with the audit in question (without such reimbursement constituting an election of remedies on the part of Buyer or otherwise limiting the rights of Buyer hereunder with respect to such non-compliance or indemnification for legal fees or expenses associated therewith).

(d)      Modification of Covenant. If a final judgment of a court of competent jurisdiction determines that any term or provision contained in Section 6.17 is invalid or unenforceable, then the Parties agree that the court will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.17 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller acknowledges this Section 6.17 is reasonable and necessary to protect and preserve Buyer’s and its Affiliates’ legitimate business interests.

(e)      Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.17 may be an inadequate remedy and that neither Seller nor its Affiliates will challenge the enforceability or reasonableness of the covenants set forth in this Section 6.17. In recognition of the irreparable harm that a violation by Seller or its Affiliates of any of the covenants, agreements or obligations arising under this Section 6.17 may cause Buyer and its Affiliates, Seller agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against Seller or its Affiliates without posting a bond or other security.

6.18     Seller Release.

(a)      Release of Claims. Subject to the occurrence of and effective as of the Effective Time, Seller, on behalf of itself and its Affiliates, successors and assigns (collectively, the “Seller Releasing Parties”), hereby fully releases and forever discharges any and all rights and claims that it has had, now has or might now have against the Company, except for (i) rights and claims arising from or in connection with this Agreement or any of the subject matter hereof (including the indemnification rights described in Article 9 hereof, and the Supply Agreement and the Transition Services Agreement), and (ii) claims of fraud (provided that such fraud is a type of which an element is intent).

(b)      Unknown Claims Included In Release. Seller, on behalf of itself and the Seller Releasing Parties, acknowledges that there is a possibility that subsequent to the execution of this Agreement, Seller or the Seller Releasing Parties will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by Seller or the Seller Releasing Parties at that time may have materially affected their decision to execute this Agreement (if applicable).    Seller, on behalf of itself and the Seller Releasing Parties, acknowledges and agrees that by reason of this Agreement, and the releases contained in Section 6.18(a) above, Seller, on behalf of itself and the Seller Releasing Parties, is assuming any risk of such unknown facts and such unknown and unsuspected claims.

(c)      Covenant Not to Sue. Subject to and effective as of the Effective Time, Seller, on behalf of itself and the Seller Releasing Parties, agrees that Seller and the Seller Releasing Parties will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Company based on, arising out of, or in connection with any right or claim, which is released and discharged by reason of Section 6.18(a) above.

6.19     Buyer Release.

(a)      Release of Claims. Subject to the occurrence of and effective as of the Effective Time, Buyer and the Company, each on behalf of itself and its Affiliates, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby fully releases and forever discharges any and all rights and claims that it has had, now has or might now have against Seller, except for (i) rights and claims arising from or in connection with this Agreement or any of the subject matter hereof (including the indemnification rights described in Article 9 hereof, rights with respect to the R&W Insurance, and the Supply Agreement and the Transition Services Agreement), and (ii) claims of fraud (provided that such fraud is a type of which an element is intent).

(b)      Unknown Claims Included In Release. Buyer and the Company, each on behalf of itself and the Buyer Releasing Parties, acknowledges that there is a possibility that subsequent to the execution of this Agreement, Buyer, the Company or the Buyer Releasing Parties will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by Buyer, the Company or the Buyer Releasing Parties at that time may have materially affected their decision to execute this Agreement (if applicable).    Buyer and the Company, each on behalf of itself and the Buyer Releasing Parties, acknowledges and agrees that by reason of this Agreement, and the releases contained in Section 6.19(a) above, Buyer and the Company, each on behalf of itself and the Buyer Releasing Parties, is assuming any risk of such unknown facts and such unknown and unsuspected claims.

(c)      Covenant Not to Sue. Subject to and effective as of the Effective Time, Buyer and the Company, each on behalf of itself and the Buyer Releasing Parties, agrees that Buyer, the Company and the Buyer Releasing Parties will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against Seller based on, arising out of, or in connection with any right or claim, which is released and discharged by reason of Section 6.19(a) above.

6.20     Audit Related Obligations. So as to meet Form 8-K filing requirements described in Section 6.7(b)(2) of this Agreement, at Buyer’s expense, Seller shall cooperate with Buyer in all reasonable respects for Buyer to complete an independent audit of the balance sheets of the Company as of November 26, 2016 and statements of operations, cash flows, stockholders’ equity and other comprehensive income of the Company for the year ended November 26, 2016. Also, at Buyer’s expense, Seller also shall cooperate with Buyer in all reasonable respects for Buyer to complete an independent review of balance sheets of the Company as of the end of the most recent fiscal quarter prior to Closing and statements of operations, cash flows, stockholders’ equity and other comprehensive income of the Company for the year-to-date period ending the most recent fiscal quarter prior to Closing.

ARTICLE 7 - CLOSING AND CLOSING DELIVERIES

7.1       Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. local time on the second Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and Seller mutually determine (the actual date Closing occurs being the “Closing Date”). Closing will be effective as of 12:01 a.m. local time in Pella, Iowa, on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in any such document. To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. The Parties do not need to be present in person at the Closing.

7.2       Closing Deliveries by Seller. At Closing, Seller will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)      all stock certificates representing the Shares, each duly endorsed in blank or accompanied by an Assignment Separate From Certificate, dated the Closing Date and executed by Seller, in a form suitable for transferring the Shares to Buyer in the records of the Company;

(b)      the Transition Services Agreement, dated as of the Closing Date and executed by Seller and the Company;

(c)      the written resignation (or customary board of directors or stockholder action causing the removal) of each director and officer of the Company, with each such resignation (or removal) effective no later than the Effective Time;

(d)      a release of claims from each director of the Company, in the form attached hereto as Exhibit 7.2(d), signed by each such director;

(e)      if requested by Buyer in connection with a title insurance policy relating to the Owned Real Property, a standard form of affidavit of Seller regarding the standard exceptions to the policy and a standard form of non-imputation affidavit regarding a non-imputation endorsement to the policy, each substantially in the form attached in Exhibit 7.2(e);

(f)      confirmation that the Supply Agreement has not been amended or otherwise changed after the date hereof (except, if applicable, for any amendment or change approved by Buyer and Seller); and

(g)      all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Seller at Closing (if any).

7.3       Closing Deliveries by Buyer.    At Closing, Buyer will deliver, or cause to be delivered, to Seller (or as Seller or this Agreement otherwise directs), the following:

(a)      the Estimated Closing Purchase Price, pursuant to Article 2; and

(b)      all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing (if any).

7.4       Termination of Agreement.   The sole and exclusive rights to terminate this Agreement before Closing (and each Party that has any such right) are as follows:

(a)      by mutual written consent of Buyer and Seller;

(b)      by Buyer or Seller, if Closing has not occurred on or before the date that is six months after the date of this Agreement (the “Final Date”);

(c)      by Buyer, if any condition in Section 8.1 becomes incapable of fulfillment at Closing; provided that Buyer has not waived such condition; or

(d)      by Seller, if any condition in Section 8.2 becomes incapable of fulfillment at Closing; provided that Seller has not waived such condition.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective two Business Days after the Party seeking termination gives to each other Party written notice of such termination. Notwithstanding any term in this Section 7.4, a Party will not have the right to terminate this Agreement pursuant to Section 7.4(c) or 7.4(d) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party (or for Seller, a breach by the Company) of any of its representations, warranties, covenants or agreements herein.

7.5       Effect of Termination. If this Agreement is terminated pursuant to Section 7.4, then this Agreement will be of no further force or effect, except for the terms of Section 6.7 (entitled, “Confidentiality and Publicity”), Section 10.2 (entitled, “Expenses”), Section 10.5 (entitled, “Governing Law and Waiver of Jury Trial”) and this Section 7.5. Upon any termination pursuant to Section 7.4, no Party will have any further Liability hereunder or with respect hereto, except pursuant to a Section listed in the immediately preceding sentence or for any pre-termination fraud (provided that such fraud is a type of which an element is intent) or willful or intentional breach by such Party. For the avoidance of doubt, any breach of this Agreement by Buyer for failing to pay the Estimated Purchase Price or Purchase Price will be deemed to be an intentional breach by Buyer.

ARTICLE 8 - CONDITIONS TO OBLIGATIONS TO CLOSE

8.1       Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)      Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller set forth in Section 3.3 will have been true and correct in all respects, as of the date hereof and at and as of the Closing. Each other representation and warranty of Seller set forth in this Agreement in Article 3 (i) that is qualified as to materiality or words of similar import will have been and will be true and correct in all respects, and (ii) that is not so qualified will have been and will be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing, and in each case except (y) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will have been true and correct on and as of such earlier date), and (z) for such inaccuracies that, individually or in the aggregate, do not materially and adversely affect Seller’s ability to consummate the transactions contemplated hereby.

(b)      Accuracy of Representations and Warranties of the Company. The representations and warranties of the Company set forth in Section 4.2 will have been and will be true and correct in all respects, as of the date hereof and at and as of the Closing. Each other representation and warranty of the Company set forth in this Agreement in Article 4 will have been and will be true and correct as of the date hereof and at and as of the Closing (except in each case to the extent such representation and warranty is expressly stated to have been made as of an earlier date (in which case such representation and warranty will have been true and correct on and as of such earlier date)), in each case except for any inaccuracy in any such representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had and is not reasonably likely to have a Material Adverse Effect on the Company.

(c)      Observance and Performance by Seller. Seller will have performed, in all material respects, all covenants and agreements required by this Agreement to be performed by Seller on or before the Closing Date (or, for any such non-performance that has occurred, Seller will have cured such non-performance in all material respects).

(d)      Observance and Performance by the Company. The Company will have performed, in all material respects, all covenants and agreements required by this Agreement to be performed by the Company on or before the Closing Date (or, for any such non-performance that has occurred, the Company will have cured such non-performance in all material respects).

(e)      No Material Adverse Effect. Since the date of this Agreement, there will not have been any Material Adverse Effect on the Company (other than any Material Adverse Effect that has been remedied in all material respects).

(f)      Officer’s Certificate of Seller. Seller will have delivered to Buyer a certificate from a duly authorized officer of Seller, dated the Closing Date and executed by such officer, certifying the items in Sections 8.1(a) and 8.1(c).

(g)      Officer’s Certificate of the Company. The Company will have delivered to Buyer a certificate from a duly authorized officer of the Company, dated the Closing Date and executed by such officer, certifying the items in Sections 8.1(b), 8.1(d) and 8.1(e).

(h)      Required Consents. Seller will have obtained each Required Consent.

(i)      Good Standing. Seller will have delivered to Buyer evidence of good standing of the Company in its state of incorporation, such evidence being effective no earlier than 10 Business Days prior to the Closing Date.

(j)      FIRPTA Certificate. Seller will have delivered to Buyer a completed and executed certificate of non-foreign status in form and substance as required under Section 1445 of the Code and the Treasury Regulations thereunder.

(k)      HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated.

(l)      No Legal Actions. No Governmental Authority of competent jurisdiction and authority will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein, that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein, and no injunction, order or decree of any such Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other transactions contemplated herein.

(m)      Payoff/Release Letters and Transaction Expenses. The Company will have delivered to Buyer a payoff letter or lien release (as applicable) from each Person (if any) with respect to which at Closing there is any Indebtedness of the Company (other than any Person that is the beneficiary of any guaranty by the Company contemplated in Section 6.2(d), which will instead be addressed pursuant to Section 6.2(d)), each in a form reasonably satisfactory to Buyer, in each case that states the amount of such Indebtedness of the Company, the process for payoff of such Indebtedness (as applicable) and the release of (or agreement to release) all applicable related Encumbrances, other than Permitted Encumbrances (each a “Payoff/Release Letter”). Additionally, the Company will have delivered to Buyer an invoice, if applicable given the nature of the Transaction Expense, for each Transaction Expense of a third party being paid at Closing under Section 2.3(b).

(n)      License Agreement. At or before Closing, either (1) the Company will have entered into a separate license agreement (as a replacement for the Company of the License Agreement, dated November 13, 2006, between Seller and PPG Industries Ohio, Inc.) for the Company such that the Company and Seller are no longer both a party to such replaced License Agreement and the Company has its own such license, or (2) the Company will have obtained an alternative to such License Agreement that is reasonably acceptable to Buyer.

(o)      Delivery of Other Items. Seller or the Company will have delivered (or caused to be delivered) to Buyer each of the other items required to be so delivered by Seller or the Company at Closing by this Agreement.

8.2       Conditions to Obligation of Seller and the Company to Close.  The obligations of Seller and the Company to effect the closing of the transactions contemplated herein are subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Seller and the Company, in their sole discretion:

(a)      Accuracy of Representations and Warranties of Buyer.   Each representation and warranty of Buyer in Article 5 will have been and will be true and correct both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (but, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then instead, for such representation and warranty, as of such specific date), in each case except for any inaccuracy in any such representation or warranty that, individually or in the aggregate with any other such inaccuracy, does not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(b)      Observance and Performance by Buyer.  Buyer will have performed, in all material respects, all covenants and agreements required by this Agreement to be performed by Buyer on or before the Closing Date (or, for any such non-performance that has occurred, Buyer will have cured such non-performance in all material respects).

(c)      Officer’s Certificate from Buyer.   Buyer will have delivered to Seller a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, certifying the items in Section 8.2(a) and 8.2(b).

(d)      HSR Act.   The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated.

(e)      No Legal Actions.   No Governmental Authority of competent jurisdiction and authority will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein, and no injunction, order or decree of any such Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other transactions contemplated herein.

(f)      Delivery of Other Items.  Buyer will have delivered (or caused to be delivered) to Seller each of the other items required to be so delivered by Buyer at Closing by this Agreement.

ARTICLE 9 - INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

9.1       Indemnification by Seller.  Subject to the other terms of this Article 9, after Closing, Seller will indemnify, defend and hold harmless Buyer for any and all Losses of Buyer and each of Buyer’s Other Indemnified Persons, to the extent arising out of, relating to or resulting from, directly or indirectly, any:

(a)      breach of any representation or warranty of Seller herein or of Seller in any Seller Ancillary Document;

(b)      breach of any representation or warranty of the Company herein or of the Company in any Company Ancillary Document;

(c)      breach of any covenant or agreement of Seller herein or of Seller in any Seller Ancillary Document;

(d)      breach of any covenant or agreement of the Company herein or of the Company in any Company Ancillary Document, if such breach occurred prior to the Effective Time;

(e)      Transaction Expense not paid or otherwise fully satisfied at or before Closing;

(f)      pre-Closing Indebtedness of the Company not paid or otherwise fully satisfied at or before Closing; or

(g)      the items identified on Schedule 9.1(g) hereto.

9.2       Indemnification by Buyer. Subject to the other terms of this Article 9, after Closing, Buyer will indemnify, defend and hold harmless Seller for any and all Losses of Seller and each of Seller’s Other Indemnified Persons, to the extent arising out of, relating to or resulting from, directly or indirectly, any:

(a)      breach of any representation or warranty of Buyer herein or of Buyer in any Buyer Ancillary Document;

(b)      breach of any covenant or agreement of Buyer herein or of Buyer in any Buyer Ancillary Document; or

(c)      breach of any covenant or agreement of the Company herein or of the Company in any Company Ancillary Document, if such breach occurred after the Effective Time.

9.3       Certain Limitations and Other Matters Regarding Claims.

(a)      Deductible on Seller’s Obligations for Certain Representations and Warranties. Subject to the other terms of this Article 9, Seller will not have any obligation under Section 9.1(a) or 9.1(b), unless and until the aggregate amount of Losses for which Seller is obligated thereunder exceeds $975,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible.

(b)      Cap on Seller’s Obligations for Certain Representations and Warranties. Subject to the other terms of this Article 9, Seller’s obligations under Section 9.1(a) or Section 9.1(b), in the aggregate, will not exceed an amount equal to $975,000 (the “Cap”).

(c)      Deductible on Buyer’s Obligations for Certain Representations and Warranties. Subject to the other terms of this Article 9, Buyer will not have any obligation under Section 9.2(a), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Deductible, and then only for the amount of such Losses in excess of the Deductible.

(d)      Cap on Buyer’s Obligations for Certain Representations and Warranties. Subject to the other terms of this Article 9, Buyer’s obligations under Section 9.2(a), in the aggregate, will not exceed an amount equal to the Cap.

(e)      Exceptions for Fundamental Representations. Notwithstanding the foregoing terms of this Section 9.3: (1) Section 9.3(a), 9.3(b), 9.3(c) or 9.3(d) will not limit any obligation with respect to any Fundamental Representation; and (2) the amount of Losses indemnified hereunder with respect to any Fundamental Representation will not be used in determining if the Deductible or Cap has been reached or exceeded. “Fundamental Representation” means any representation or warranty: (A) in Section 3.2(a), 3.3, 4.2, 4.3(a), 4.4(f), 4.5, 4.12, 4.27, 5.2(a), 5.4, 5.5 and 5.7; or (B) that is fraudulently made (provided that such fraud is a type of which an element is intent).

(f)      Sole and Exclusive Remedies. Notwithstanding any other term herein, other than with respect to the use of an arbitrator under Section 2.4 (which, for the avoidance of doubt does not preclude any remedy under this Article 9 for any breach hereof) and other than in connection with fraud

(provided that such fraud is a type of which an element is intent), the sole and exclusive remedies of the Parties arising out of, relating to or resulting from this Agreement or any Ancillary Document (including any breach of any representation, warranty, covenant or agreement herein or therein) will be limited to those contained in this Article 9, together with the R&W Insurance.

(g)      Specific Performance.    Each Party acknowledges and agrees that each other Party may be damaged irreparably, and monetary damages may be insufficient, if this Agreement is not performed in accordance with its terms or otherwise is breached or threatened to be breached and that a Party will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) to prevent or stop breaches hereof and to enforce specifically this Agreement and its terms in addition to any other remedy to which such Party may be entitled.

(h)      Effect of Materiality Qualifiers.  For the sole purpose of calculating the amount of Losses for which Buyer or Seller or their respective Other Indemnified Persons may be entitled to indemnification hereunder, the qualifiers “material”, “in all material respects”, or “Material Adverse Effect” in Articles 3, 4, or 5 will be disregarded.

(i)       Certain Company Obligations.    The Parties hereby agree that Buyer and the Company will be jointly and severally liable for each obligation of Buyer under this Article 9.

9.4       Certain Survival Periods.

(a)      Survival of Representations and Warranties.  Subject to Section 9.4(b), each representation or warranty herein or in any Ancillary Document will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 12 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification, defend or hold harmless obligation will be associated therewith or based thereon, except that each Fundamental Representation will survive until (and then so expire and terminate) the earlier of (1) the date that is thirty (30) days after the date that all liability relating thereto is barred by all applicable statutes of limitation, or (2) the fourth anniversary of the Closing Date, except the date under this clause (a)(2) will be the third anniversary of the Closing Date for any representation or warranty in Section 4.12; provided, however, that the representations and warranties set forth in Section 4.5(l) will survive until the date that is thirty (30) days after the date that all liability relating thereto is barred by all applicable statutes of limitation.

(b)      Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 9.4(a), for each claim for indemnification, defense or to be held harmless hereunder regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification, defense and to be held harmless (including any right to pursue such matters, including via any Proceeding) will not expire or terminate before final determination and satisfaction of such claim, subject to any applicable limitation stated herein.

(c)      Survival of Covenants and Agreements.  Each covenant and agreement herein or in any Ancillary Document, and all associated rights to indemnification, defense or to be held harmless (including any right to pursue such matters, including via any Proceeding), will survive Closing and will continue in full force thereafter until all liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

9.5       Notice of Claims and Procedures.

(a)      Notice of Claims.    A Party entitled to indemnification, defense or to be held harmless hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification, defense and hold harmless (the “Indemnifying Party”) prompt notice of any claim, specifying the factual basis of such claim in reasonable detail to the extent known by such Claiming Party, for which such

Claiming Party proposes to demand indemnification, defense or to be held harmless, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim, including any Tax Claim, being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) delivery or receipt thereof, copies of all material documents (including court papers) of or received by the Claiming Party (or of or by any such Other Indemnified Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.

(b)       Access and Cooperation.  Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c)       Defense and Participation Regarding Non-Tax Matters.    This Section 9.5(c) relates only to Third Party Claims that are not a Tax Claim.

(1)      Election to Conduct Defense.  Promptly after receiving an Initial Claim Notice under Section 9.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) such Third Party Claim seeks equitable or other non-monetary damages, (C) such Third Party Claim alleges criminal conduct or would reasonably be expected to result in criminal charges, penalties, or sanctions, (D) it is reasonably likely that such Third Party Claim will otherwise adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than for money damages, or (E) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification, defend and hold harmless obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 20 days (or within the shorter period under Applicable Law, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will lose such right to conduct such Defense if it fails to actively and diligently conduct such Defense.

(2)      Conduct of Defense, Participation and Settlement.        If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense, in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar documents regarding such Defense, (B) each Party will keep each other Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof and (C) no Party will (and each Party will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without each other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed).

(3)      Indemnifying Party Does Not Conduct Defense.    If the Indemnifying Party does not conduct the Defense of such Third Party Claim, then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 9 and to the extent that the Indemnifying Party is obligated therefor), except that no Party will (and each Party will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without each other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed).

(d)       Procedures for Tax Claims.    This Section 9.5(d) only relates to claims for indemnification, defense or to be held harmless that involve a Tax Claim (and then only to such Tax Claim itself).

(1)      Certain Procedures.    The Indemnifying Party will control (at its own expense) all Proceedings in connection with any Tax Claim and, without limiting the foregoing, may take actions (including with any of its applicable Other Indemnified Persons) that are consistent with this Agreement, including to pursue or forego any hearing, conference or other Proceeding with any applicable Governmental Authority with respect thereto, pay the Tax claimed, sue for a refund (where Applicable Law permits such a refund suit) or contest such Tax Claim (including any combination of the foregoing), except that the Indemnifying Party and the Claiming Party will jointly control any Proceeding in connection with any Tax Claim relating to any Tax with respect to the Company with respect to a Straddle Period.

(2)      Certain Limitations on Resolution of Tax Claims.  Notwithstanding Section 9.5(d)(1), no Party will (and each Party will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Tax Claim without each other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed).

9.6      Mitigation; R&W Insurance.  Each Party will use its commercially reasonable efforts to mitigate (including by causing its Other Indemnified Persons to use commercially reasonable efforts to mitigate) each Loss for which such Party is or may become entitled to be indemnified, defended or held harmless hereunder, including (a) first diligently pursuing and attempting to obtain all available insurance proceeds, including with respect to R&W Insurance, (b) refraining from encouraging or soliciting any Third Party Claim, and (c) otherwise taking such actions to mitigate such Losses as may be required by applicable contract law principles.

9.7      Reduction for Insurance, Taxes and Other Offsets.      The obligations of each Indemnifying Party hereunder regarding any Loss will be reduced, including retroactively, by the amount of any insurance proceeds or benefit regarding Taxes (a “Tax Benefit”) actually received by the Claiming Party (or any of its Other Indemnified Persons) regarding such Loss (except this Section 9.7 will not limit the subrogation rights of the insurer under the express terms of the R&W Insurance). Without limiting the generality of the foregoing, if (a) the Claiming Party (or such Other Indemnified Person) receives from or on behalf of an Indemnifying Party, or an Indemnifying Party pays on behalf of the Claiming Party (or such Other Indemnified Person), a payment regarding a Loss, and (b) the Claiming Party (or such Other Indemnified Person) receives any insurance proceeds or Tax Benefit regarding such Loss, then such Claiming Party (for itself or on behalf of such Other Indemnified Person, as applicable) will promptly pay to the Indemnifying Party the amount of such insurance proceeds or Tax Benefit, or if less, the amount of such payment. The amount of insurance proceeds or the Tax Benefit actually received will be net of any reasonable costs and expenses incurred by the Claiming Party (or such Other Indemnified Person) in procuring the same and after giving effect to the identified impact of such recovery on insurance premiums or other costs of insurance.

9.8       Knowledge and Investigation.    The right of Buyer or Seller or their respective Other Indemnified Persons to indemnification, defense or to be held harmless pursuant to this Article 9 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement under this Agreement.

9.9       Subrogation.

(a)      Each Party hereby waives (and agrees to cause its applicable Other Indemnified Persons to waive), to the extent permitted under its (and their) insurance policies, any subrogation rights that its (or their) applicable insurers may have against the Indemnifying Party with respect to any Loss.

(b)      If an Indemnifying Party makes an indemnification payment to a Claiming Party (or to any of its Other Indemnified Persons) with respect to any Loss, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Claiming Party (or, if applicable, of such Other Indemnified Person) under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss.

9.10     Certain Disclaimers.  Notwithstanding any other term herein and without limiting any other limitation herein, other than as expressly made by Seller in Article 3 or the Company in Article 4, neither Seller nor the Company has made (and no Person on behalf of any of them has made) any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied, including any express or implied warranties of merchantability or of fitness for an intended purpose), including in each case regarding (a) any information or document given or made available to Buyer or any Person on Buyer’s behalf regarding the Company, (b) the effect of any of the transactions contemplated herein on the business of Buyer or the Company or the reaction thereto of any Person or (c) any Forward-Looking Statement (including any underlying assumption).

ARTICLE 10 - CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

10.1     Notices.      All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1)	if to Seller or the Company, to: Pella Corporation 102 Main Street Pella, IA 50219 Attn: General Counsel	with a copy to: Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 S. 7th Street Minneapolis, MN 55402 Attn: Chris E. Hofstad
(2)	if to Buyer, to: Apogee Enterprises, Inc. 4400 W 78th Street, #520 Minneapolis, MN 55435 Attn: General Counsel	with a copy to: Fredrikson & Byron, P.A. 200 South Sixth Street Suite 4000 Minneapolis, MN 55402 Attn: John R. Houston

Such notices or communications will be deemed given (A) if so delivered by hand, when delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. Buyer or Seller may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

10.2     Expenses.  Except as is expressly stated otherwise herein, (a) each Party will bear and pay when due its own costs and expenses incurred in connection with the transactions contemplated herein and (b) Seller will bear and pay when due all Transaction Expenses.

10.3     Interpretation; Construction.  In this Agreement:

(a)      the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)      the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)      terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)      unless expressly stated herein to the contrary, reference to any document means such document as amended or modified;

(e)      unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and as in effect at the applicable time, including any rule or regulation promulgated thereunder;

(f)      the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)      “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)      unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other similar attachment thereto;

(i)      unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j)      all dollar amounts are expressed in United States dollars and will be paid in United States currency;

(k)      when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)      with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m)    the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and

(n)     the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents, and each Party and, if applicable, each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof or other position or concession will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

10.4     Parties in Interest; Third Party Beneficiaries.    There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any Other Indemnified Person or any employee), except (a) pursuant to Section 6.9 and (b) for each Party and their respective permitted successors and assigns.

10.5     Governing Law and Waiver of Jury Trial.    This Agreement will be construed and enforced in accordance with the substantive laws of the State of Iowa without reference to principles of conflicts of law. EXCEPT TO THE EXTENT STATED OTHERWISE IN SECTION 2.4, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT SITTING IN THE STATE OF IOWA WITH COMPETENT JURISDICTION (OR, IF NO SUCH FEDERAL COURT HAS COMPETENT JURISDICTION, A STATE COURT WITH COMPETENT JURISDICTION SITTING IN THE STATE OF IOWA) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING BY ANY METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

10.6     Entire Agreement; Amendment; Waiver.  This Agreement, including the Exhibits and Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other prior representation, warranty, covenant or agreement of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party affected thereby (except as contemplated in Section 10.8). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

10.7     Assignment; Binding Effect.    Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any

Party without the prior written consent of each other Party (which consent will not be unreasonably withheld, conditioned, or delayed), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to: (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; and (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; (b) any of its Affiliates; or (c) any source of financing for such Party or any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a), (b) or (c) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

10.8      Severability; Blue-Pencil.    The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

10.9      Data Site.  Promptly following the Closing Date (but using its commercially reasonable efforts to do so within seven (7) days following the Closing Date), Seller will deliver to Fredrikson & Byron, P.A. DVDs or CDs containing all documents, records, agreements, statements, files, or other information which the Company posted, filed, saved, or otherwise made available to Fredrikson & Byron, P.A., effective as of the Closing Date, on that certain on-line data site hosted by Intralinks, Inc. related to this transaction (the “Data Site”). Items will not be deemed to be “provided to Buyer” for purposes of this Agreement unless posted to the Data Site.

10.10    Disclosure Schedules.  Certain information may be contained in the Schedules solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, Liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter disclosed in any Schedule, representation or warranty in a manner that makes its applicability to one or more other Schedules, representations or warranties reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule, representation or warranty (notwithstanding the presence or absence of any reference in or to any Schedule, representation or warranty).

10.11    Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE 11 - CERTAIN DEFINITIONS

As used in this Agreement:

“Accredited Investor” has the meaning stated in Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means a Buyer Ancillary Document, Company Ancillary Document or Seller Ancillary Document.

“Annual Balance Sheet” is defined in Section 4.4(a)(1).

“Annual Balance Sheet Date” is defined in Section 4.4(a)(1).

“Annual Financial Statements” is defined in Section 4.4(a)(1).

“Anti-Bribery Laws” is defined in Section 4.23(a).

“Applicable Law” means any applicable constitution, treaty, statute, law (including the common law), rule, regulation, policy, ordinance, code or order, in each case that is enacted, adopted, issued or created by any Governmental Authority.

“Arbitrator” is defined in Section 2.4(c).

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Iowa are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Ancillary Document” means the certificate delivered pursuant to Section 8.2(c).

“Buyer Releasing Parties” is defined in Section 6.19(a).

“Cap” is defined in Section 9.3(b).

“Cash” is defined in Section 2.4(h).

“CERCLA” means the Comprehensive Environment Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claiming Party” is defined in Section 9.5(a).

“Closing” is defined in Section 7.1.

“Closing Cash” is defined in Section 2.4(h).

“Closing Date” is defined in Section 7.1.

“Closing Purchase Price” is defined in Section 2.1(a).

“Closing Transaction Expenses” means Transaction Expenses that are ascertainable as of and will be paid at the Closing out of Estimated Closing Purchase Price otherwise payable to Seller, which Transaction Expenses will be set forth on a detailed written statement delivered by Seller at least three (3) Business Days prior to the expected Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Coverage” is defined in Section 6.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Company Ancillary Document” means the certificate delivered pursuant to Section 8.1(g).

“Company IT Systems” is defined in Section 4.22.

“Company Plan” means a Plan of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which any employee of the Company otherwise participates or has participated, or under which the Company has any Liability.

“Company VEBA” means a VEBA whose members include any employee of the Company.

“Confidential Information” means all information labelled as confidential or that is not so labelled but has been the subject of reasonable measures on the part of the Company to maintain its confidentiality, except “Confidential Information” does not mean information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by Seller or any Affiliate of Seller; (b) is disclosed to or becomes available to Seller or any Affiliate of Seller from a third-party source, provided that at such time to Seller’s Knowledge such third party was not prohibited from disclosing such Confidential Information to Seller or any Affiliate of Seller; (c) was known or used by or in possession of Seller or any Affiliate of Seller (other than the Company) at or prior to Closing; or (d) is independently developed by Seller or any Affiliate of Seller after Closing.

“Confidentiality Agreement” is defined in Section 6.7(a).

“Consent” is defined in Section 4.3(c).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, guaranty, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), note or other similar instrument, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Current Representation” is defined in Section 6.16(a).

“Customs Duty” is defined in Section 4.26.

“Data Site” is defined in Section 10.9.

“Deductible” is defined in Section 9.3(a).

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld, conditioned, or delayed).

“Designated Person” is defined in Section 6.16(a).

“DOJ” is defined in Section 6.1(a).

“Effective Time” is defined in Section 7.1.

“Encumbrance” means any mortgage, pledge, security interest, lien, option or other right to purchase, reservation of right or any other similar encumbrance.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by any Person alleging actual or potential Liability (including without limitation, liability or responsibility for investigation, cleanup, governmental response, natural resources damage, property damage, personal injury, medical monitoring, fine, contribution, indemnification, injunctive relief or penalty) arising out of, based on, or with respect to: (i) any presence, or release into the environment, of any material, substance or waste (including Hazardous Substance) at any location, (whether or not owned by the Company); (ii) human exposure to any material, substance or waste (including Hazardous Substance); or (iii) the violation or alleged violation of any Environmental Law.

“Environmental Law” means any Applicable Law or binding agreement with any Governmental Authority governing pollution or protection of human health or safety or the environment (including relating to any emission, discharge or release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) Person, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to section 414 of the Code or section 4001 of ERISA.

“Estimated Closing Purchase Price” is defined in Section 2.2.

“Excluded Services” is defined in Section 6.12(e)(2).

“Export Control Laws” is defined in Section 4.24.

“Fiduciary” has the meaning given in section 3(21) of ERISA.

“Final Closing Cash” is defined in Section 2.4.

“Final Date” is defined in Section 7.4(b).

“Final Net Working Capital” is defined in Section 2.4.

“Financial Statements” is defined in Section 4.4(a)(2).

“Financing” is defined in Section 6.1(b).

“Forward-Looking Statements” is defined in Section 5.6.

“FTC” is defined in Section 6.1(a).

“Fundamental Representation” is defined in Section 9.3(e).

“GAAP” means generally accepted United States accounting principles, as consistently applied by the Company.

“Government Contract” means any written or oral Contract, including any individual task order, purchase order, blanket purchase agreement, basic ordering agreement, teaming agreement, joint venture agreement, or letter contract, (a) between the Company and any Governmental Authority, and (b) any subcontract or other contractual arrangement by which (i) the Company has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in the case of (b)(i) or (b)(ii), the ultimate, direct beneficiary of such goods or services is intended to be a Governmental Authority, the Company had Knowledge of such intention when entering into such Contract and additional restrictions or obligations are imposed on the Company by Applicable Law as a result of such intent.

“Government Contract Bid or Proposal” means a bid, quote, tender or proposal, which, if accepted, would result in a Government Contract.

“Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.

“Governmental Authority” means any: (a) nation, state, county, city, district or similar jurisdiction of any nature; (b) government; (c) governmental authority (including any agency, branch, commission, bureau, instrumentality, department, official, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means: (a) any pollutant, contaminant, hazardous substance or hazardous waste, or any other chemical, waste, substance or material, in each case that is regulated by any Environmental Law or (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means that Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means any Liability with respect to any of the following: (a) indebtedness for borrowed money; (b) interest bearing obligation evidenced by a note, bank guarantee, debenture or letter of credit; (c) swap or hedging Contract; (d) capital lease or financing lease; (e) mortgage, indenture or deed of trust; (f) interest, fee or other expense with respect to any item in any of the foregoing clauses (a) through (e); or (g) guaranty for payment or performance with respect to any item in any of the foregoing clauses (a) through (e). Notwithstanding the foregoing, “Indebtedness” will not mean any Liability with respect to any of the following:      (1) trade payable for the purchase of any good or service; or (2) Seller Collateral.

“Indemnifying Party” is defined in Section 9.5(a).

“Initial Claim Notice” is defined in Section 9.5(a).

“Initial Closing Purchase Price” is defined in Section 2.1(a).

“Insurance Policy” is defined in Section 4.14(a).

“Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice),

domain name, website, trade secret, know-how, confidential information, mask work, software or other similar intangible asset, whether in use, and all goodwill and causes of action (whether accrued or unaccrued) associated therewith, whether under development or design or inactive (and including any related registration, application, renewal or right).

“Intercompany Services” is defined in Section 6.11.

“Interim Balance Sheet” is defined in Section 4.4(a)(2).

“Interim Balance Sheet Date” is defined in Section 4.4(a)(2).

“Interim Financial Statements” is defined in Section 4.4(a)(2).

“IP Registrations” is defined in Section 4.13(a).

“IRS” means the United States’ Internal Revenue Service.

“Knowledge” means: (a) with respect to an individual, the actual knowledge of such individual, and the knowledge such individual would reasonably be expected to have assuming reasonable investigation and inquiry in light of his or her position; (b) with respect to Seller, the Knowledge (as defined in clause (a) of this definition) of David Smart; (c) with respect to the Company, the Knowledge (as defined in clause (a) of this definition) of David Smart, Cameron McGinley, Brian Wogen, or Doug Dielman; and (d) with respect to any Person not described in any preceding clause of this definition, the Knowledge (as defined in clause (a) of this definition) of any individual who is a director or officer (or similar executive) of such Person.

“Leased Real Property” is defined in Section 4.11(a).

“Liability” means any existing liability or obligation.

“Liability Insurer” is defined in Section 6.3(c)(3).

“Loss” means any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses), fine, penalty, interest or damage. For purposes of clarity, and without limiting the generality of the foregoing, with respect to any Losses arising out of or relating to a breach of Section 4.5(l) and subject to indemnification in favor of Buyer or any of Buyer’s Other Indemnified Persons under Section 9.1, the term “Losses” will, if applicable, be deemed to include the value to Buyer of any Tax asset, Tax benefit, or Tax attribute otherwise available to Buyer or the Company but lost by, diminished, or rendered unavailable to the detriment of Buyer or the Company as a result of such breach.

“Major Contract” is defined in Section 4.8(b).

“Management-Level Employee” means any employee who was among the 20 highest compensated employees of the Company during the 12-month period that ended on the date hereof (calculated based on IRS Form W-2 income).

“Material Adverse Effect” means, with respect to any Person, any incident, condition, change, effect or circumstance that, individually or when taken together with any other incident, condition, change, effect or circumstance in the aggregate, has had or is reasonably likely to have a materially adverse effect on (i) the business, operations, condition (financial or otherwise), properties or results of operations of such Person and its Affiliates, individually or taken as a whole, or (ii) Seller’s or the Company’s ability to consummate the transactions contemplated hereby, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of, a Material Adverse Effect: (a) the reaction (including subsequent actions) of any Person not a Party resulting from the announcement or disclosure of this Agreement or any transaction contemplated herein; (b) any incident, condition, change, effect or circumstance generally affecting any of the industries in which such Person operates, the United States economy or any foreign economy, provided that the effect (or possible effect) thereof on such Person is not materially disproportionate on such Person as compared to other similarly situated Persons operating in such Person’s industries; (c) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) any financial, banking or securities market (including any disruption thereof or any decline in the price of any security or any market index); or (e) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom that occurs after the date specified in the provision in which this definition is used.

“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.

“Net Working Capital” is defined in Section 2.4(h).

“Net Working Capital Exhibit” is defined in Section 2.4(h).

“Non-Prevailing Party” is defined in Section 2.4(d).

“Notice of Disagreement” is defined in Section 2.4(b).

“OFAC” is defined in Section 4.24.

“OFAC Regulations” is defined in Section 4.24.

“Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means, with respect to any Person, any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority or similar binding decision of any arbitration (or similar binding Proceeding) that names and is specifically applicable to such Person.

“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, change, circumstance or status of or regarding a Person that is: (a) consistent with the past practices of such Person that is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) of such Person.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization of such Person; (b) the by-laws or similar governing document of such Person; (c) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (d) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (e) any Contract regarding the governance of such Person or the relations or actions among any of its equity holders with respect to such Person.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, directors, officers (or individuals occupying comparable positions), partners, members, or governors, and each of their permitted successors and assigns.

“Owned Real Property” is defined in Section 4.11(a).

“Party” means Seller, the Company or Buyer.

“Payoff/Release Letter” is defined in Section 8.1(m).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning given in section 3(2) of ERISA.

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Business” is defined in Section 6.17(b)(1).

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; (b) Encumbrance arising under any original purchase price conditional sales contract or equipment lease; (c) easement, covenant, condition or restriction of public record; (d) easement, covenant, condition or restriction not of record as to which no material violation or material encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company; (e) zoning or other similar governmentally established Encumbrance; (f) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; (g) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue for a period of more than 90 days; (h) railroad trackage agreement, utility, slope or drainage easement or right-of-way easement; or (i) imperfection of title or license or other Encumbrance, if any, that does not materially impair the use or operation of any material asset to which it relates in the conduct of the business of the applicable Person as presently conducted.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, program, agreement or arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; equity plan; executive compensation or supplemental retirement plan; bonus, retention, compensation, incentive compensation, change in control, deferred compensation or profit-sharing plan; or binding arrangement regarding any severance, vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance; or any other employee benefit plans or arrangements of any kind, whether written or oral.

“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.

“Post-Closing Representation” is defined in Section 6.16(a).

“Pre-Closing Straddle Period” is defined in Section 6.10(e).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Pre-Closing Tax Return” is defined in Section 6.10(b).

“Pre-Closing Taxes” is defined in Section 6.10(a).

“Prevailing Party” is defined in Section 2.4(d).

“Proceeding” means any arbitration, audit, litigation, hearing, governmental inquiry, governmental investigation or other governmental proceeding.

“Product-Related Obligation” means any liability or other obligation (including for any products liability or any obligation under any guarantee, warranty, indemnification or similar Contract obligation), whenever arising (whether before, on or after the Closing Date), arising out of, relating to or resulting from, directly or indirectly, any manufacturing, promotion, sale, installation or other act or omission with respect to any product or service by, for or on behalf of the Company.

“Prohibited Transaction” has the meaning given in section 406 of ERISA and 4975 of the Code.

“Purchase Price” is defined in Section 2.1.

“Qualified Company Plan” means any Company Plan that meets or purports to meet the requirements of section 401(a) of the Code.

“R&W Insurance” is defined in Section 6.13.

“Real Property” is defined in Section 4.11(a).

“Real Property Lease” is defined in Section 4.11(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reportable Event” has the meaning given in section 4043 of ERISA.

“Required Consent” is defined in Section 4.3(c).

“Restricted Business” is defined in Section 6.17(a).

“Restricted Period” is defined in Section 6.17(a).

“Restricted Territory” is defined in Section 6.17(a).

“Sanctions Target” is defined in Section 4.24.

“SDN List” is defined in Section 4.24.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Ancillary Document” means the certificate delivered pursuant to Section 8.1(f) and the certificate delivered pursuant to Section 8.1(j).

“Seller Collateral” is defined in Section 6.2(c).

“Seller Liability Insurance” is defined in Section 6.3(b).

“Seller Releasing Parties” is defined in Section 6.18(a).

“Seller Tax Return” is defined in Section 6.10(b).

“Shares” is defined in the Recitals.

“Statement” is defined in Section 2.4(a).

“Straddle Period” means any complete Tax period of the Company with respect to any Tax that includes but does not end on the Closing Date.

“Supply Agreement” means the Supply Agreement, dated November 27, 2016, between Seller and the Company with respect to the supply by Seller to the Company of certain thermal break structural spacer components, and containing certain licenses of specific Intellectual Property, as amended and restated by its Pella-EFCO Supply Agreement First Amendment and Restatement effective as of April 10, 2017.

“Target Net Working Capital” is defined in Section 2.4(g).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Benefit” is defined in Section 9.7.

“Tax Claim” means any claim by a Governmental Authority with respect to any Tax that, if successful, would result in a Tax being owed or an indemnity obligation hereunder.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement with respect to any Tax, including any schedule or attachment thereto or any amendment thereof.

“Third Party Claim” is defined in Section 9.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that states that, or based upon which it would reasonably be concluded likely that, such matter is being or will be asserted, commenced, taken or otherwise pursued.

“Title IV Plan” means a Pension Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Transaction Document” means, with respect to a Person, any document executed or delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Transaction Expense” means any cost or expense of the Company incurred with respect to any pre-Closing or Closing action in connection with any of the transactions contemplated herein (regardless of when due or invoiced), including any: attorneys’ or other professionals’ fees or costs; severance, bonus, change in control or other similar payment or benefit obligation arising as a result of the announcement or consummation of any such transaction (including without limitation all amounts payable to any Transferred Employees in connection with the transfer of their employment from Seller to the Company; any amounts payable to any Seller employees in connection with or as a result of the transaction contemplated herein; and any amounts payable pursuant to any transaction bonus letter between the Company and any employee), and employer’s portion of Taxes in connection with any of the foregoing (including Taxes regarding any change in control bonus payment). Notwithstanding the foregoing, “Transaction Expense” does not include any cost or expense of the Company (a) for which Buyer is expressly obligated hereunder, (b) incurred at the request or direction of Buyer with respect to the financing of any portion of the Purchase Price or (c) for any post-Closing matter, including any post-Closing financing for the Company.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Employees” is defined in Section 6.8(a).

“Transition Services” is defined in Section 6.12(b).

“Transition Services Agreement” is defined in Section 6.12(b).

“TSRA” is defined in Section 4.24.

“VEBA” means a voluntary employees’ beneficiary association under section 501(c)(9) of the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Plan” has the meaning given in section 3(1) of ERISA.

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[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Stock Purchase Agreement effective as of the date first written above.

PELLA CORPORATION		APOGEE ENTERPRISES, INC.

By:	/s/ W. Timothy Yaggi	By:	/s/ Joseph F. Puishys
Name: W. Timothy Yaggi		Name: Joseph F. Puishys
Its: President and CEO		Its: Chief Executive Officer

EFCO CORPORATION

By:	/s/ David N. Smart
Name: David N. Smart
Its: Vice President